UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE PANTRY, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PANTRY, INC.
305 Gregson Drive
Cary, North Carolina 27511

____________________________________________________________________________________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 16, 2010
____________________________________________________________________________________________________________________________________________

You are cordially invited to attend the Annual Meeting of Stockholders of The Pantry, Inc., which will be held on Tuesday, March 16, 2010 at 10:00 a.m. Eastern Time, at The Umstead Hotel and Spa, 5 SAS Campus Drive, 100 Woodland Pond, Cary, North Carolina 27513, for the following purposes:

•	To elect ten nominees to serve as directors each for a term of one year or until his or her successor is duly elected and qualified;

•
To ratify the action of the Audit Committee in appointing Deloitte & Touche LLP as our and our subsidiaries’ independent registered public accounting firm for the fiscal year ending September 30, 2010; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 20, 2010, are entitled to notice of, and to vote at, the annual meeting and any and all adjournments or postponements thereof.  A list of stockholders entitled to vote at the annual meeting will be available for inspection at The Umstead Hotel and Spa for at least 10 days prior to the annual meeting, and will also be available for inspection at the annual meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. On or about January 28, 2010, our Board of Directors expects to mail our stockholders either (i) a copy of our Proxy Statement, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet.

Whether or not you plan to attend the annual meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. If you execute a proxy by telephone, over the Internet or by mailing in a proxy card, but later decide to attend the annual meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.  Submitting a proxy or voting by telephone or over the internet will not prevent you from attending the annual meeting and voting in person if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors

Frank G. Paci
Executive Vice President, Chief Financial Officer and Secretary

Cary, North Carolina
January 22, 2010

THE PANTRY, INC.

305 Gregson Drive
Cary, North Carolina 27511

PROXY STATEMENT

ANNUAL MEETING

General Information

The enclosed proxy is solicited by and on behalf of our Board of Directors (our “Board”) for our annual meeting to be held on Tuesday, March 16, 2010, at 10:00 a.m. Eastern Time, at The Umstead Hotel and Spa, 5 SAS Campus Drive, 100 Woodland Pond, Cary, North Carolina 27513. Directions to The Umstead Hotel and Spa are contained at the end of this Proxy Statement.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about January 28, 2010, our Board expects to mail our stockholders either (i) a copy of this Proxy Statement, including the Notice of Annual Meeting attached hereto, the accompanying proxy card and our Annual Report or (ii) a Notice of Internet Availability of Proxy Materials (the “Notice”), each in connection with the solicitation of proxies by our Board for use at the March 16, 2010 annual meeting and any adjournments or postponements thereof.  On the date of mailing, we will make our Proxy Statement, including the Notice of Annual Meeting attached hereto, and our Annual Report publicly available at www.proxyvote.com.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials on the Internet. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Purposes of Annual Meeting

The principal purposes of the annual meeting are to:

•	elect ten nominees to serve as directors each for a term of one year or until his or her successor is duly elected and qualified;

•
ratify the action of the Audit Committee in appointing Deloitte & Touche LLP as our and our subsidiaries’ independent registered public accounting firm for the fiscal year ending September 30, 2010; and

•	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Our Board knows of no other matters other than those stated above to be brought before the annual meeting. Under our Bylaws, any stockholder desiring to present a proposal for consideration at the annual meeting, including any director nomination, was required to give written notice of the proposal by a certain date. No timely proposals have been received. Should any other business properly come before the annual meeting, the persons named in the accompanying form of proxy may vote the shares represented by the proxy in their discretion, except that under the rules of the SEC no proxy may be voted for more than ten nominees to serve as directors.

VOTING PROCEDURES

Information About Votes Necessary for Action to Be Taken

Pursuant to our Bylaws, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the annual meeting will be necessary and sufficient to constitute a quorum for the transaction of business. Once a quorum is established at the annual meeting, the vote required to approve each proposal is set forth below:

• Proposal 1: “Election of Directors”	a plurality of the votes cast at the annual meeting and entitled to vote thereon

• Proposal 2: “Ratification of Appointment of Independent Public Accountants”; and any other matter to properly come before the annual meeting	the affirmative vote of the holders of a majority in voting power of the shares of our stock that are present in person or by proxy and entitled to vote

“Plurality” means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors to be chosen at the annual meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will not be included in determining which nominees receive the highest number of votes.  A properly executed proxy that withholds authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for purposes of determining whether stockholder approval of a matter has been obtained. Because abstentions with respect to any matter are treated as shares present in person or represented by proxy and entitled to vote for the purposes of determining whether that matter has been approved by stockholders, abstentions will have the same effect as negative votes for Proposal 2.

Record Date and Persons Entitled to Vote

Our Board has fixed the close of business on January 20, 2010, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting and all adjournments or postponements thereof. Only holders of our outstanding common stock as of the close of business on the record date are entitled to vote at the annual meeting.  As of the close of business on January 20, 2010, there were 22,761,170 shares of our common stock outstanding. On all matters to come before the annual meeting, each holder of common stock will be entitled to vote at the annual meeting and will be entitled to one vote for each share owned.  Stockholders do not have cumulative voting rights.

How You Can Vote

You may vote shares by proxy or in person using one of the following methods:

•
Voting by Internet. You can vote over the Internet using the directions on your proxy card or Notice by accessing the website address printed on the card or Notice, as applicable. The deadline for voting over the Internet is Monday, March 15, 2010, at 11:59 p.m. Eastern Time. If you received a proxy card and vote over the Internet, you need not return your proxy card.

•
Voting by Telephone. If you received your proxy materials by mail, you can vote using the directions on your proxy card by calling the toll-free telephone number printed on the card. The deadline for voting by telephone is Monday, March 15, 2010, at 11:59 p.m. Eastern Time. If you received a proxy card and you vote by telephone, you need not return your proxy card.

•
Voting by Proxy Card. If you received your proxy materials by mail, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. You should mail your signed proxy card sufficiently in advance for it to be received by Monday, March 15, 2010.

•
Voting in Person. You can vote in person at the annual meeting if you are the record owner of the shares to be voted. You can also vote in person at the annual meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

How You Can Vote Shares Held by a Broker, Bank or Other Nominee

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

For shares held in “street name” through a broker, bank or other nominee, the broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  Thus, if stockholders do not give their broker, bank or nominee specific instructions, including with respect to director elections, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

How Your Proxy Will Be Voted

If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against the ratification of Deloitte & Touche LLP as our and our subsidiaries’ independent registered public accounting firm for the fiscal year ending September 30, 2010 (“fiscal 2010”).  If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying “Notice of Annual Meeting of Stockholders” and in such manner as the proxy holders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

How You Can Revoke Your Proxy and Change Your Vote

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by:

•	attending the annual meeting and voting in person;
•	delivering a written revocation to our Secretary;
•	timely submitting another signed proxy card bearing a later date; or
•	timely voting by telephone or over the Internet as described above.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of January 20, 2010 (or earlier date for information based on SEC filings), regarding shares of our common stock owned of record or known to us to be beneficially owned by:

•	each of our directors;
•	our chief executive officer, our chief financial officer and each of our other named executive officers (as defined below);
•	all those known by us to beneficially own more than 5% of our outstanding common stock; and
•	all of our executive officers and directors as a group.

Except as otherwise indicated:

•
the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable; and

•	the address of each of the stockholders listed in this table is as follows: c/o The Pantry, Inc., P.O. Box 8019, 305 Gregson Drive, Cary, North Carolina 27511.

The percentages shown below have been calculated based on 22,761,170 total shares of our common stock, $.01 par value, outstanding as of January 20, 2010.  The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage of Class
T. Rowe Price Associates, Inc.(2)	2,662,200	11.7%
OZ Management LP (3)	1,462,367	6.4%
OppenheimerFunds, Inc. (4)	1,382,664	6.1%
Thompson, Siegel & Walmsley LLC (5)	1,378,317	6.1%
Terrance M. Marks (6)	50,000	*
Peter J. Sodini (7)	278,496	1.2%
Frank G. Paci (8)	108,672	*
Keith S. Bell (9)	80,038	*
Melissa H. Anderson (10)	56,734	*
R. Brad Williams (11)	69,971	*
Robert F. Bernstock(12)	34,263	*
Paul L. Brunswick (13)	27,930	*
Wilfred A. Finnegan (14)	22,763	*
Edwin J. Holman (15)	30,263	*
Terry L. McElroy (16)	23,383	*
Mark D. Miles (17)	19,263	*
Bryan E. Monkhouse (18)	26,230	*
Thomas M. Murnane (19)	37,263	*
Maria C. Richter (20)	21,840	*
All directors and executive officers as a group (15 individuals)(21)	561,474	2.5%

*	Less than 1.0%
(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of January 22, 2010, through the exercise of any stock option or other rights. Any shares that a person has the right to acquire within 60 days of January 22, 2010 are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Such shares are described below as being subject to presently exercisable stock options.

(2)
The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on February 11, 2009 by T. Rowe Price Associates, Inc. (“T. Rowe Price”).  T. Rowe Price has sole dispositive power over all 2,662,200 shares and sole voting power over 537,500 shares.  The business address of T. Rowe Price is 100 East Pratt Street, Baltimore, Maryland 21202.

(3)
The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on February 17, 2009 jointly by OZ Management LP (“OZ”), Och-Ziff Holding Corporation (“OZHC”), Och-Ziff Capital Management Group LLC (“OCMG”), Daniel S. Och and OZ Master Fund, Ltd. (“OZ Master Fund”).  OZ Master Fund has sole voting and dispositive power over the 1,442,156 shares it holds.  OZ serves as principal investment manager to a number of investment funds and discretionary accounts (including OZ Master Fund) with respect to which it has voting and dispositive authority over 1,462,367 shares of our common stock.  Mr. Och is the Chief Executive Officer and Executive Managing Director of OCMG, which is the sole shareholder of OZHC.  OZHC is the sole shareholder of OZ.  Mr. Och, OZHC and OZ may be deemed the beneficial owner of the shares.  The business address of each of OZ, OZHC, OCMG and Mr. Och is 9 West 57th Street, 39th Floor, New York, New York  10019.  The business address for OZ Master Fund is c/o Goldman Sachs (Cayman) Trust, Ltd., P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands.

(4)
The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on January 27, 2009 jointly by OppenheimerFunds, Inc. and Oppenheimer Small- & Mid- Cap Value Fund. OppenheimerFunds, Inc. has shared voting and dispositive power over all 1,382,664 shares and Oppenheimer Small- & Mid- Cap Value Fund has shared voting and dispositive power over 1,382,664 shares, including an indeterminate number of shares of common stock subject to the conversion of debentures and/or the exercise of warrants. The business address of OppenheimerFunds, Inc. is Two World Financial Center 225 Liberty Street, 11 th  Floor New York, New York 10281-1008. The business address of Oppenheimer Small- & Mid- Cap Value Fund is 6803 S. Tucson Way Centennial, Colorado 80112.

(5)
The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on February 13, 2009 Thompson, Siegel & Walmsley LLC.  Thompson, Siegel & Walmsley LLC has sole dispositive power over all 1,378,317 shares and sole voting power over 1,111,722 shares.  The business address of  Thompson, Siegel & Walmsley LLC is 6806 Paragon Place, Suite 300, Richmond, Virginia 23230.

(6)	Includes 50,000 shares of restricted common stock .
(7)	Includes 24,746 of common stock and 253,750 shares of common stock subject to presently exercisable stock options.
(8)	Includes 47,172 of common stock subject to time restrictions or performance criteria and 61,500 shares of common stock subject to presently exercisable stock options.
(9)	Includes 29,704 shares of common stock subject to time restrictions or performance criteria and 50,334 shares of common stock subject to presently exercisable stock options.
(10)	Includes 8,067 shares of common stock subject to time restrictions and 48,667 shares of common stock subject to presently exercisable stock options.
(11)	Includes 27,489 shares of common stock subject to time restrictions or performance criteria and 42,482 shares of common stock subject to presently exercisable stock options.
(12)	Includes 14,263 shares of common stock subject to time restrictions and 20,000 shares of common stock subject to presently exercisable stock options.
(13)	Includes 4,596 shares of common stock subject to time restrictions and 23,334 shares of common stock subject to presently exercisable stock options.
(14)	Includes 7,763 shares of common stock subject to time restrictions and 15,000 shares of common stock subject to presently exercisable stock options.
(15)	Includes 10,263 shares of common stock subject to time restrictions and 20,000 shares of common stock subject to presently exercisable stock options.
(16)	Includes 8,383 shares of common stock subject to time restrictions and 15,000 shares of common stock subject to presently exercisable stock options.
(17)	Includes 4,263 shares of common stock subject to time restrictions and 15,000 shares of common stock subject to presently exercisable stock options.
(18)	Includes 4,563 shares of common stock subject to time restrictions and 21,667 shares of common stock subject to presently exercisable stock options.
(19)	Includes 7,263 shares of common stock subject to time restrictions and 30,000 shares of common stock subject to presently exercisable stock options.
(20)	Includes 5,173 shares of common stock subject to time restrictions and 16,667 shares of common stock subject to presently exercisable stock options.
(21)	Includes 330,984 shares of common stock subject to presently exercisable stock options. Common stock subject to time-based vesting restrictions is also included.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board oversees our business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, our Board does not involve itself in our day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with our chief executive officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them and by participating in Board and committee meetings. Our directors are elected annually and hold office for a period of one year or until their successors are duly elected and qualified.

There are no family relationships among our directors or executive officers. There are no material proceedings to which any of our directors, officers or affiliates, or any of their associates, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

To our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Determination of Independence

Our Board, in its business judgment, has made an affirmative determination that each of Robert F. Bernstock, Paul L. Brunswick, Wilfred A. Finnegan, Edwin J. Holman, Terry L. McElroy, Mark D. Miles, Bryan E. Monkhouse, Thomas M. Murnane and Maria C. Richter (all of our non-employee directors) meet the definition of “independent director” as that term is defined by applicable NASDAQ Listing Rules.  In determining director independence, our Board broadly considers all relevant facts and circumstances, including NASDAQ Listing Rules and SEC rules, which require disclosure of the existence of “related person” transactions above certain thresholds between a director and our company. Our Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free from any relationship with us or our management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any credit relationships that may exist with a director or a related interest.

Board Meetings

Our Board met ten times during the fiscal year ended September 24, 2009 (“fiscal 2009”). Each director attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of committees of the Board on which such member served, during the period of such member’s service.  During fiscal 2009, our independent directors held four meetings separate from management.

Policy on Attendance at Annual Meetings of Stockholders.    We do not have a stated policy, but encourage our directors to attend each annual meeting of stockholders. At last year’s annual meeting of stockholders, held on March 17, 2009, seven of our directors were present and in attendance.

Board Committees

During fiscal 2009, the Board had four standing committees: the Executive Committee, the Audit Committee, the Compensation and Organization Committee (the “CO Committee”) and the Corporate Governance and Nominating Committee.  In January 2010, the Board disbanded the Executive Committee and formed a new standing committee, the Finance and Investment Committee, which took over the duties and responsibilities of the Executive Committee as well as others described in more detail below.

Executive Committee.    The Executive Committee was established by our Board for the purpose of evaluating and approving certain defined transactions and new major supplier/vendor agreements between regular meetings of the Board. The members of the Executive Committee during fiscal 2009 were Peter J. Sodini (Chairperson), Wilfred A. Finnegan, Edwin J. Holman, Terry L. McElroy, Thomas M. Murnane and Maria C. Richter.  Mr. Sodini no longer served on the Executive Committee, effective as of his retirement in September 2009, and the Executive Committee did not elect a new chairperson. The Executive Committee met two times in fiscal 2009 and was disbanded by the Board in January 2010.

Finance and Investment Committee.  The Finance and Investment Committee was established by our Board in January 2010 for the purpose of overseeing and reviewing our financial plans and policies, financial structure and acquisition and divestiture strategies and transactions.  The members of the Finance and Investment Committee are Wilfred A. Finnegan (Chairperson), Paul L. Brunswick, Maria C. Richter, Robert F. Bernstock and Terrance M. Marks.

Audit Committee.    The Audit Committee was established by our Board for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. The responsibilities of the Audit Committee are set forth in a written charter, which is available on our website at www.thepantry.com. These responsibilities include, without limitation, (i) reviewing our systems of internal control over financial reporting with management and the independent registered public accounting firm, (ii) overseeing our internal audit function, (iii) selecting and evaluating our independent registered public accounting firm and approving the fees paid for audit and non-audit services, (iv) reviewing issues related to our financial statements and audit letters provided by our independent public accountants and (v) reviewing and approving all “related person transactions,” defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

The members of the Audit Committee in fiscal 2009 were Paul L. Brunswick (Chairperson), Wilfred A. Finnegan, Bryan E. Monkhouse and Thomas M. Murnane.  In January 2010, Terry L. McElroy joined the Audit Committee.  Our Board, in its business judgment, has made an affirmative determination that each member of the Audit Committee is an “independent director” as that term is defined by applicable NASDAQ Listing Rules, including the special independence requirements applicable to Audit Committee members. Our Board has also determined that Mr. Brunswick is an “Audit Committee financial expert” as such term is defined in the Exchange Act.

The Audit Committee met ten times during fiscal 2009. For additional information regarding the Audit Committee, see the “Audit Committee Report” below.

Compensation and Organization Committee.    The CO Committee is responsible for recommending compensation arrangements for our officers to our Board and reviewing our compensation plans and policies. The responsibilities of the CO Committee are set forth in a written charter, which is available on our website at www.thepantry.com. The members of the CO Committee during fiscal 2009 were Edwin J. Holman (Chairperson), Robert F. Bernstock, Terry L. McElroy and Mark D. Miles.  In January 2010, Mr. Bernstock became Chairperson of the CO Committee. None of the members of the CO Committee are employed by us, and our Board, in its business judgment, has determined that each member of the CO Committee is an “independent director” as that term is defined by applicable NASDAQ Listing Rules.

The compensation of our chief executive officer and each of our other executive officers for fiscal 2010 was unanimously approved by the Board, including unanimous approval by the CO Committee. During fiscal 2009, Mr. Sodini participated in Board deliberations regarding the compensation of our executive officers (other than himself). The CO Committee met ten times during fiscal 2009. For additional information regarding the CO Committee, see “Compensation—Compensation Discussion and Analysis” and “Compensation—Compensation Committee Report” below.

Corporate Governance and Nominating Committee.    Our Board has established the Corporate Governance and Nominating Committee to assist the Board by (i) identifying and evaluating individuals qualified to become members of the Board and recommending qualified individuals for nomination to the Board and to each of its committees and (ii) ensuring the highest standards of good corporate governance by, among other things, reviewing and evaluating our corporate governance policies and procedures and recommending to the Board any changes to such policies and procedures that it deems necessary.

The members of the Corporate Governance and Nominating Committee during fiscal 2009 were Thomas M. Murnane (Chairperson), Robert F. Bernstock, Paul L. Brunswick, Mark D. Miles, Bryan E. Monkhouse and Maria C. Richter.  In January 2010, Edwin J. Holman joined the Corporate Governance and Nominating Committee and Messrs. Bernstock and Brunswick left the Corporate Governance and Nominating Committee. Our Board, in its business judgment, has determined that each current member of the Corporate Governance and Nominating Committee and each member of the Corporate Governance and Nominating Committee during fiscal 2009 is an “independent director” as that term is defined by applicable NASDAQ Listing Rules. The Corporate Governance and Nominating Committee met seven times during fiscal 2009.

The Corporate Governance and Nominating Committee acts under a written charter, which is available on our website at www.thepantry.com, specifying its scope and purpose, including, among other things, (i) assisting the Board in identifying, interviewing and recruiting qualified director candidates; (ii) annually presenting to the Board a list of individuals recommended for nomination to the Board at the annual meeting of stockholders based on the committee’s review of those qualifications it deems necessary for service as a member of the Board; (iii) monitoring the independence of the Board; (iv) adopting (and periodically reviewing) a code of business conduct and ethics to ensure continued compliance with applicable legal, SEC and NASDAQ standards as well as corporate best practices; (v) periodically reviewing our public reporting and disclosure policies and procedures; and (vi) developing and implementing (and periodically reviewing) legal compliance policies and procedures for reporting evidence of material violations of securities laws, as required by the Sarbanes-Oxley Act and SEC regulations promulgated thereunder.

The Corporate Governance and Nominating Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and capability. The committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service, balancing the value of continuity of service by existing members with that of obtaining a new perspective. The committee believes that the continuing service of Board members promotes stability and continuity in the boardroom and gives us the benefit of their familiarity and insight into our business. Accordingly, it is generally the policy of the committee to nominate qualified incumbent directors who wish to continue in service, so long as such directors (i) satisfy the committee’s criteria for membership on the Board and (ii) in the opinion of the committee, will continue to make important contributions to the Board. If (i) any member of the Board does not wish to continue in service, (ii) the committee or the Board decides not to re-nominate a member for re-election or (iii) the size of the Board is increased, the committee generally will solicit suggestions for director candidates from all Board members and will consult with its professional advisors and the National Association of Corporate Directors for potential nominees. The committee may also engage a search firm to assist in identifying qualified candidates; where such a search firm is engaged, the committee will set the fees and the scope of the engagement.

Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Corporate Governance and Nominating Committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and the current needs of our Board to maintain a balance of knowledge, experience and capability. The Corporate Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including business experience, high moral character as well as the ability to read and understand basic financial statements; however, the committee retains the right to modify these minimum qualifications from time to time. The Corporate Governance and Nominating Committee recommended the slate of directors proposed for election at the annual meeting, which was unanimously approved by the Board, including unanimous approval by the independent members of the Board.

The policy of the Corporate Governance and Nominating Committee (and the Board generally) is to consider written nominations of candidates for election to the Board properly submitted by stockholders; however, it does not actively solicit such nominations. Pursuant to our Bylaws, stockholders must comply with certain procedures in connection with any nominations to the Board, which are summarized below under “Procedure for Nominations of Directors.” The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate is recommended by a stockholder or otherwise.

Procedure for Nominations of Directors

Our Bylaws provide procedures for the nomination of directors. Our Bylaws provide that nominations for the election of directors may only be made by the Board or, if certain procedures are followed, by any stockholder who is entitled to vote generally in the election of directors. Any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting). Each such notice of a stockholder’s intent to nominate a director must set forth certain information as specified in our Bylaws and for the 2011 Annual Meeting of Stockholders must also be submitted in the time frame described below under “Submission of Stockholder Proposals for 2011 Annual Meeting of Stockholders”.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our Code of Business Conduct and Ethics, which is available on our website at www.thepantry.com, is available free of charge upon written request to the attention of our Secretary, by mail addressed to The Pantry, Inc., 305 Gregson Drive, Cary, North Carolina 27511, or by telephone at (919) 774-6700.

Stockholder Communications

Our stockholders may communicate directly with the members of the Board or the individual chairperson of standing Board committees by writing directly to those individuals at the following address: The Pantry, Inc., 305 Gregson Drive, Cary, North Carolina 27511. Our general policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual unless we believe the communication may pose a security risk.

PROPOSAL 1:    ELECTION OF DIRECTORS

Pursuant to our Bylaws, our Board has fixed the size of our Board at ten members and has approved the nomination of the following ten directors for election at the annual meeting to serve for a period of one year or until the election and qualification of their successors: Terrance M. Marks, Robert F. Bernstock, Paul L. Brunswick, Wilfred A. Finnegan, Edwin J. Holman, Terry L. McElroy, Mark D. Miles, Bryan E. Monkhouse, Thomas M. Murnane and Maria C. Richter.

All of the directors elected to our Board at our March 17, 2009 annual meeting are standing for re-election with the exception of Peter J. Sodini, who retired in September 2009.   Terrance M. Marks, our new Chief Executive Officer, was appointed by the Board to fill Mr. Sodini’s vacancy on the Board at the time he assumed the role of Chief Executive Officer, and is being nominated for re-election at the annual meeting.

Our Board has no reason to believe that the persons named above as nominees will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by our Board.

Directors and Director Nominees

The following table and accompanying biographies provide information on our nominees for election to the Board at the annual meeting:

Name	Age	Year First Elected Director	Position

Terrance M. Marks	49	2009	President, Chief Executive Officer and Director
Robert F. Bernstock	59	2005	Director
Paul L. Brunswick	70	2003	Director
Wilfred A. Finnegan	51	2006	Director
Edwin J. Holman	63	2005	Chairman of the Board
Terry L. McElroy	61	2006	Director
Mark D. Miles	56	2006	Director
Bryan E. Monkhouse	65	2004	Director
Thomas M. Murnane	62	2002	Director
Maria C. Richter	55	2006	Director

Terrance M. Marks was named our President and CEO and appointed to our Board on September 25, 2009 after working more than twenty years for Coca-Cola Enterprises, Inc.  He also serves on our Finance and Investment Committee.  Mr. Marks’ experience with Coca-Cola, which has been and will continue to be one of our company’s major suppliers, culminated in his serving as President of the North American Group of Coca-Cola Enterprises, Inc., where he directed sales, marketing, finance, operations, manufacturing, distribution, supply chain, and human resources, as well as creating revenue growth management capability.  He also served as Chairman of Coca-Cola Bottlers Sales and Services, a cross-enterprise procurement entity.  In addition to Mr. Marks having gathered experience in key corporate areas that would be an asset to any company, from his leadership positions at Coca-Cola, Mr. Marks dealt daily in the world of distribution and supply from the perspective of the distributor.  We believe this particular expertise is invaluable to our company, as contracts and negotiations with distributors are important to our business.  Mr. Marks also served as Director on the Industry Affairs Committee of The Grocery Manufacturers of America, where he gained additional experience working with directors and exercising diligence.  Our Board has determined that Mr. Marks’ significant experience with Coca-Cola Enterprises, Inc. over the past twenty years, including operational, financial, and executive roles, as well as his other executive and director roles, qualifies him for service as President, CEO, and as a member of our Board of Directors and our Finance and Investment Committee and adds value to our company.

Robert F. Bernstock has served on our Board since October 2005, is a current member of our Finance and Investment Committee, and is Chairman of our CO Committee.  He has also served on our Corporate Governance and Nominating Committee.  Mr. Bernstock has been president since June 2008 of the U.S. Postal Service Mailing and Shipping Services division, which has produced in excess of $70 billion in annual revenues.  As president, he is responsible for product management, development, and retail and commercial sales and services, which requires his participation in pricing, operational support, service enhancements, partnerships, and investment activities.  Mr. Bernstock’s other high level executive and director experience includes positions at SecureSheet Technologies (Chairman and CEO, 2006-2008); Scotts Miracle-Gro Company (COO and President of North America, 2003-2006); Campbell Soup Company (President of the U.S. Division, President of the International Division, and Executive Vice President); Vlasic Foods International (President, CEO, and Director); Atlas Commerce, Inc. (President, CEO, and Director); and NutriSystem, Inc. (Director).  We believe this broad executive experience not only equips Mr. Bernstock well to advise our Board generally, but it also provides him (and our company) with particular advantages.  Specifically, the diversity of his corporate experience—from Scotts Miracle-Gro to Campbell Soup Company and Atlas Commerce—give him extensive experience working with diverse boards of directors and overseeing management.  This background also provides him with a collection of best practices and strategies to help inform our Board’s general corporate decision-making, our CO Committee’s specific analyses regarding executive pay and benefits, and our Finance and Investment Committee’s oversight and review of our company’s financial plans and policies and our acquisition and divestiture strategies.  We believe Mr. Bernstock’s significant experience as a director of Vlasic Foods, Atlas Commerce, Inc., and NutriSystem, Inc, as well as his high-level executive experience, qualifies him for service as a member of our Board of directors, Chairman of our CO Committee, and member of our Finance and Investment Committee, and he adds significant value to our company.

Paul L. Brunswick has been a director since July 2003, is a member of the Finance and Investment Committee, and is Chairman of our Audit Committee.  He has also served on our Corporate Governance and Nominating Committee.   Mr. Brunswick is currently on the Board of Directors of Lonesource, Inc., Beroe, Inc., VTFLEX, Inc., and The WakeMed Foundation.  Service on those boards has provided him with the background and experience of board processes, function, exercise of diligence, and oversight of management.  He also is currently providing financial and business consulting services through his own company, General Management Advisory, and brings that expertise to our Board as well.  Further, we find Mr. Brunswick’s financial background to provide additional value to our Board and our Audit and Finance and Investment Committees.  From 1992 to 1999, Mr. Brunswick was Vice President and Chief Financial Officer of Good Mark Foods, Inc., a publicly-held meat snack manufacturer and marketer whose primary retail channel of distribution was via convenience stores, and in that role dealt with that company’s public accountants, regulatory agencies, and the Audit Committee of its Board of Directors.  Prior to 1992, he served as Chief Financial Officer of Compuchem Corporation and Photographic Sciences Corporation, and as Corporate Controller of Voplex Corporation, all publicly-held companies.  In addition, he served as director, Chair of the Audit Committee, and Chair of the Compensation Committee of Waste Industries, another public company, from 1999 to 2005.  Mr. Brunswick brings to us previous experience as Corporate Controller, Chief Financial Officer, and Audit Committee Chair, uniquely qualifying him to serve as our Audit Committee Chair and as a member of our Finance and Investment Committee.

Wilfred A. Finnegan was elected to our Board in July 2006, is a member of our Audit Committee, and is Chairman of our Finance and Investment Committee.  We believe Mr. Finnegan’s experience in the financial sector and his demonstrated past board performance make him a good fit for our Board and, in particular, our Audit and Finance and Investment Committees.  Mr. Finnegan co-founded the high yield securities business at JPMorgan Chase (then Chemical Bank, and later Chase Manhattan) in 1993 and subsequently was promoted to the head of Global Leveraged Finance, where he accumulated substantial leadership and financial experience.  His later positions as Senior Advisor to The Carlyle Group, a global private equity firm (2003-2005), more recently as Managing Director (2007-2008) of GoldenTree Asset Management, LP, and as an independent consultant since 2003 further enhance his executive experience and fiscal know-how.  His committee experience at JPMorgan – as a member of the Management, Global Markets, and Market Risk committees there – provides additional experience in analyzing risk and performing financial strategic planning that we believe adds value to his participation on our Audit and Finance and Investment Committees.  Finally, Mr. Finnegan attained a B.A. and M.B.A. from Dartmouth College, one of the nation’s top undergraduate and business institutions.  We believe Mr. Finnegan’s significant executive, financial, and educational background qualifies him for service as a member of our Board, Chairman of our Finance and Investment Committee, and member of our Audit Committee, and also makes him a valuable addition to our team.

Edwin J. Holman was named Chairman of our Board on September 17, 2009. He has been a member of our Board since October 2005 and is currently a member of our CO Committee and our Corporate Governance and Nominating Committee.  He has also served as Chairman of our CO Committee and as a member of our Executive Committee, the duties and responsibilities of which are now encompassed by our new Finance and Investment Committee. We believe Mr. Holman is especially qualified for our Board, and particularly as its Chair, because of his extensive executive experience in the retail industry.  Mr. Holman just completed a tenure as Chairman and CEO (2004-August 31, 2009) of Macy’s Central, a division of Macy’s Inc. that operates 217 department stores in the Midwest and Southern United States. He also served as President and CEO of Galyan’s Trading Company, a public company (2003-2004).  Previously, Mr. Holman was the President and COO of Bloomingdale’s (2000-2003), a division of Federated Department Stores Inc.; President and COO of Rich’s/Lazarus/Goldsmiths divisions, a division of Federated Department Stores, Inc. (1999-2000); Chairman and CEO of Petrie Retail, Inc. (1996-1999); President and COO of Woodward & Lothrop (1994-1996); Vice Chairman and COO of The Carter Hawley Hale Stores; and a senior operating executive of The Neiman Marcus Group.  Mr. Holman is well-versed in the various aspects of retail operations, and he also has high-level experience with a wide range of diverse companies, which we believe gives him very relevant skills in working with boards, overseeing management, assessing risk, and exercising diligence. Additionally, Mr. Holman’s substantive experience gives him a solid foundation from which to advise our company with respect to its numerous and diverse retail vendors, and his experience overseeing multiple retail stores under the same brand meshes with our business model organizational structure, vendor relations, and multiple retail store operations, making him an excellent fit for our Board and a prime choice as its Chair.  Further, his diverse executive experience has prepared him to respond to complex financial and operational challenges, which we believe adds significant value to the critical skill sets needed by our CO and Corporate Governance and Nominating Committees, as well as our Board as a whole, to help our company succeed in such a highly competitive marketplace. Finally, in addition to serving in several principal roles as employee, Mr. Holman has also served as an independent director on the boards of Office Max (2003) and Circle International (1994-2000), both public companies.  During his tenure as director at Circle International, he served as Chairman of the Audit Committee for three years and also as Chairman of the Compensation Committee for two years. As of January 18, 2010, Mr. Holman also serves on the Board of Directors of La-Z-Boy, a public company. We believe Mr. Holman’s substantial retail, executive, and operational experience, particularly at large, multi-store companies, and his prior board experience make him valuable as Chairman of our Board and member of our CO and Corporate Governance and Nominating Committees.

Terry L. McElroy was named director in March 2006 and currently serves on both the CO Committee and the Audit Committee of our Board.  He has also served on our Executive Committee, the duties and responsibilities of which are now encompassed by our new Finance and Investment Committee.  Before his 2006 retirement, Mr. McElroy spent more than twenty-five years in multiple executive roles with McLane Company, Inc., a $34 billion supply chain services company that provides grocery and food service supply chain solutions for thousands of convenience stores, including for our company.  For the last five years of his executive experience at McLane, he was President of McLane Grocery Distribution, which has provided him the background and experience of working with a board of directors and overseeing management in addition to his substantively valuable experience in a closely-related industry.  We believe Mr. McElroy is well qualified to serve on our Board’s CO Committee and the Audit Committee.  As a former President and Vice President of Distribution at McLane, Mr. McElroy was responsible for developing and implementing corporate strategy, including how it related to compensation and benefits.  Specifically, he served on the committee that developed the first formalized position description and salary framework for the company as a whole, and he later helped develop a formal succession planning process for senior positions that contributed to successful internal promotions for almost all open positions.  During his tenure at McLane, Mr. McElroy also served on the committee that formalized the company’s beliefs and values and developed its first long-term strategic plan, and as President, he was responsible for developing and updating the strategic plan for that unit.   Further, Mr. McElroy’s extensive high-level executive experience has routinely exposed him to financial analysis and oversight, preparing him for service on our Audit Committee, which monitors regulatory financial compliance and the independence and performance of internal and external auditors.  We believe that Mr. McElroy’s broad executive experience, particularly as President and Vice President of a food service supply chain servicing convenience stores, qualifies him well to serve on our Board and on our CO and Audit Committees.

Mark D. Miles first joined our Board in January 2006 and currently serves on our CO Committee and our Corporate Governance and Nominating Committee.  Mr. Miles’ wide array of experience, both in terms of industry and position, give him a valuable perspective from which to contribute to our Board as it oversees our company’s dealings with multiple-industry vendors and the public.  For instance, Mr. Miles is currently the Chairman of the Board of “Our 2012 Super Bowl,” the host committee of Super Bowl 2012 in Indianapolis, Indiana.  He has held numerous other executive positions in the sports industry, including fifteen years as CEO of the ATP, the official international circuit of men’s professional tennis tournaments (1990 to 2005); President of the Organizing Committee of the 1987 Pan American Games in Indianapolis; and President of the RCA Championships (formerly Indianapolis ATP tournament).  We find that this exposure to major event planning has prepared Mr. Miles to offer substantive advice in the areas of marketing and negotiating with vendors, and it also provides experience in strategically responding to complex operational and financial challenges and overseeing an array of personnel, both of which are important Board and Committee functions.   Mr. Miles was also Executive Director of Corporate Relations for Eli Lilly & Co., an international agricultural, medical instrument, and pharmaceutical company.  Mr. Miles’ responsibilities at Eli Lilly included oversight of the company’s Washington, D.C. office and all of its federal and state governmental affairs, including all lobbying activities.  Additionally, Mr. Miles has had experience managing political campaigns, including a mayoral campaign for the city of Indianapolis and several congressional candidate campaigns for both the Indiana and U.S. legislatures.  Finally, in 2006, Mr. Miles became President and CEO of the Central Indiana Corporate Partnership, Inc., a not-for-profit organization of central Indiana CEOs and university presidents that seeks to foster growth and opportunity throughout the region.  Not only do these positions further underscore Mr. Miles’ diversity of experience in high level executive positions, but we believe that they, and particularly the not-for-profit position, highlight his experience helping businesses plan and strive for growth and show him to be well-situated to strengthen and expand his (and therefore our) business network.  We believe Mr. Miles’ diverse and long-ranging executive and operational experience well prepares and qualifies him to serve on our Board and its CO and Corporate Governance and Nominating Committees.

Bryan E. Monkhouse has served on our Board since December 2004 and is currently a member of our Corporate Governance and Nominating Committee and our Audit Committee.  Mr. Monkhouse has broad high level executive experience in both the oil and convenience store industries, which we believe makes him an ideal fit for our Board.  Early in Mr. Monkhouse’s career, he held senior positions in supply, corporate development, logistics, and marketing with Suncor, Inc., an integrated Calgary oil company.  As VP of Marketing at Suncor, he was responsible for the operation of the company’s convenience store chain.  He then moved to

Irving Oil Limited, a petroleum refiner and marketer serving New England and eastern Canada, where he was responsible for approximately 800 convenience stores in Canada and the United States as Vice President of Marketing.  Mr. Monkhouse was named COO of the four-billion dollar enterprise in 2001, and he was then charged with overseeing its operations, interacting with inside and outside public accountants and auditors and exercising diligence, all of which are relevant and valuable to our Board and particularly our Audit Committee.  Further, at both oil companies, Mr. Monkhouse served as a supply executive, which we believe gives him unique and valuable insight into the goals and constraints of oil companies in their dealings with companies like ours.   Mr. Monkhouse’s current activities, in addition to continuing to consult to Irving, are in privately-held tourist companies – he has chaired Blue Water Safaris, Ltd. since 2003 and is currently managing director of Liamuiga Marine Limited.  We believe that Mr. Monkhouse’s work in oil and convenience operations, his continuing executive experience, and his proven financial acumen make him a very valuable member of our Board and its Audit and Corporate Governance and Nominating Committees.

Thomas M. Murnane has been a member of our Board since October 2002 and currently chairs our Corporate Governance and Nominating Committee and serves as a member of our Audit Committee.  Mr. Murnane is presently a Principal and co-owner of ARC Business Advisors, a boutique consultancy that provides strategic and operational advice to retailers and their suppliers, as well as M&A due diligence support to both strategic and financial investors on transactions in the retail sector.  In light of our company’s history and strategy of growth through acquisitions, Mr. Murnane’s experience is relevant and useful to our company on a substantive level.  In addition, advising on significant transactions also highlights Mr. Murnane’s skills in assessing risk and exercising diligence, which are functions relevant to his Committee positions.  Mr. Murnane also has extensive experience in the financial sector and its retail applications, an attribute that adds value to his posts on our Board generally and on the Audit Committee in particular.  Until his retirement in 2002, Mr. Murnane was a partner at PricewaterhouseCoopers, LLP.  He began his career at PwC in 1980, and during his tenure there, he directed first the firm’s Retail Strategy Consulting Practice, later its Overall Strategy Consulting Practice for the East Region of the United States, and most recently served as Global Director of Marketing and Brand Management for PwC Consulting.  From 2003-2008, Mr. Murnane also served on the board of Captaris, Inc., a company that develops software to automate paper and other document-centric processes.  He chaired the Governance, Nominating, and Strategy Committee, and for various periods served on both the Audit and Compensation Committees there.  Captaris was sold to Open Text, a Canadian Company, in 2008.  From 2003 to the present, Mr. Murnane has served on the board of Pacific Sunwear of California, Inc., a national chain of specialty stores that retail apparel, accessories, and footwear to teenage consumers.  He also serves on the Audit Committee at Pacific Sunwear.  From 2002 to the present, Mr. Murnane has served on the board of Finlay Enterprises, Inc., a retailer of fine jewelry.  He chairs the Corporate Governance and Nominating Committee and serves on the Audit Committee there.  We believe Mr. Murnane’s diverse executive and board experience provides him key skills in working with directors, understanding board processes and functions, responding to complex financial and operational challenges, and overseeing management.  Further, we believe that Mr. Murnane’s experience at a national accounting/consulting firm, his demonstrated understanding of business combinations, his retail prowess, and his prior and current experience on a variety of boards of directors make him a valuable addition to our Board and its Audit and Corporate Governance and Nominating Committees.

Maria C. Richter was first named to our Board in July 2006 and she currently serves on both our Corporate Governance and Nominating Committee and our Finance and Investment Committee.  We believe Ms. Richter is particularly well-suited for our Board based on her broad board experience and financial expertise.  Ms. Richter joined the Board of Directors of National Grid plc, an international electricity and gas utility company, in 2003; Vitec Group plc, an international provider of broadcast, entertainment, and photographic products and services in 2007; and Bessemer Trust, an asset management company for high net worth individuals and families in 2008. Service on these boards has provided her the background and experience of board processes, function, exercise of diligence, and oversight of management.  Ms. Richter also has financial experience, working at Prudential Insurance and Salomon Brothers before rising to Managing Director at Morgan Stanley where she held numerous senior roles, including Managing Director in the Corporate Finance Retail Group responsible for large retail clients of the firm.  We believe Ms. Richter is well-qualified to serve our Board’s Corporate Governance and Nominating Committee and Finance and Investment Committee.  With her broad experience on multiple boards of directors, she is well suited to the Corporate Governance and Nominating Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies.  She is also well prepared to review transactions and agreements on the Finance and Investment Committee by her experience in finance and her legal education (she earned a law degree from Georgetown University).  With her prior board experience, financial expertise, and legal background, we believe Ms. Richter is a valuable member of our Board and its Corporate Governance and Nominating and Finance and Investment Committees.

Our Board recommends that stockholders vote FOR the election of these nominees.

Executive Officers

The following table provides information on our executive officers. There are no family relationships between any of our executive officers:

Name	Age	Position with our Company
Terrance M. Marks	49	President and Chief Executive Officer
Frank G. Paci	52	Executive Vice President, Chief Financial Officer and Secretary
R. Brad Williams	39	Senior Vice President, Field Operations
Keith S. Bell	46	Senior Vice President, Fuels and Construction
Paul M. Lemerise	64	Chief Information Officer
Michael Knight	53	Vice President, Marketing

Frank G. Paci joined us as our Senior Vice President, Chief Financial Officer and Secretary on July 2, 2007 and was promoted to Executive Vice President, Chief Financial Officer and Secretary in April 2009. Prior to joining us, Mr. Paci was with Blockbuster, Inc., where he served as Executive Vice President and had varying responsibilities in Finance and Accounting, Strategic Planning and Business Development. Prior to joining Blockbuster in 1999, he was with Yum! Brands where he served for three years as Vice President in charge of Pizza Hut’s “nontraditional location” business, and later in Strategic Planning.

R. Brad Williams has served as our Vice President, Field Operations since February 2008 and was promoted to Senior Vice President, Field Operations on December 3, 2008.  He served as our Regional Vice President of Operations from 1998 until 2006 and Group Vice President of Operations from 2006 until 2008.  Prior to joining us in 1998, Mr. Williams held numerous operational and marketing positions with E-Z Serve Convenience Stores, Inc. and ConocoPhillips.

Keith S. Bell has served as our Senior Vice President, Fuels since July 2006 and was named Senior Vice President, Fuels and Construction in December 2009. Mr. Bell is an 18-year veteran of BP p.l.c. (“BP”) and Amoco Oil Company (“Amoco”), which was acquired by BP in 1998, where he most recently spent two years as Vice President of BP's US branded jobber business. During his career at BP and Amoco, Mr. Bell progressed through a variety of executive positions including two years as Vice President of Pricing and Supply for BP's US Fuels Northeast Region, two years as Eastern US Regional Vice President of BP’s branded jobber business, and three years as Performance Unit Leader – Southeast.

Paul M. Lemerise began serving as a consultant to us in November 2009 in the role of our Chief Information Officer.  Mr. Lemerise has been an Executive Services Partner with Tatum LLC, a firm that provides management consulting services, since October 2001.  In that capacity, Mr. Lemerise has served as Chief Information Officer for numerous clients including Ventana Medical Systems, Pharmavite, LLC and Foster Farms.  Prior to joining Tatum, Mr. Lemerise also served as Executive Vice President, CIO for Tru-Serve Corporation, Senior Vice President and CIO for Merisel, Inc., and Vice President of Information Systems for Carter Hawley Hale Corporation.

Michael Knight has served as our Vice President, Marketing since May 2009.  In that position, Mr. Knight is responsible for our marketing, advertising and merchandising functions.  Prior to joining us, Mr. Knight served as the Vice President of Services and Strategic Consulting at Connect3 Systems, Inc. from July 2004 through May 2009.  Additionally, Mr. Knight held various positions of increasing responsibility at supermarket chains owned by Ahold N.V. from 1989 through 2004, including as the Senior Vice President of Non-Perishable Merchandising of Giant Food Stores from August 1999 through April 2004 and as Vice President of Grocery for Giant Food Stores from January 1997 through August 1997.

COMPENSATION
Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation awarded to each of our executive officers listed in the “Summary Compensation Table” below, also referred to herein as our named executive officers. This discussion primarily relates to our fiscal 2009 compensation program, including the information contained in the tables and related footnotes. We also discuss compensation actions taken before or after fiscal 2009, to the extent we believe such information will help our stockholders better understand this discussion and the tables below.

Executive Summary

The following executives were our named executive officers for fiscal 2009.

Name	Position
Peter J. Sodini	President and Chief Executive Officer
Frank G. Paci	Executive Vice President, Chief Financial Officer and Secretary
Keith S. Bell	Senior Vice President, Fuels and Construction
Melissa H. Anderson	Senior Vice President, Human Resources
R. Brad Williams	Senior Vice President, Field Operations

Fiscal 2009 was a challenging year for the U.S. economy, consumers and The Pantry.  Consumer confidence and discretionary spending were negatively impacted by high unemployment rates, turbulent financial markets and ongoing uncertainty in the U.S. economy.  In many of our markets, consumers reduced their average miles driven and shifted their spending habits to reflect a focus on value buying.  The Pantry was able to offset the impact of many of these trends by leveraging favorable gasoline margins in the first half of fiscal 2009, tailoring promotional merchandise offerings to appeal to value shoppers, aggressively buying back debt and managing store operating expenses.

More specifically, we were able to make progress on several strategic initiatives that helped us grow the business and improve financial returns by:

•
Repurchasing $24.0 million in principal amount of our convertible bonds and $3.0 million in principal amount of our senior subordinated notes at a discount; this generated a pre-tax gain of approximately $7.2 million;

•	Acquiring 41 stores and constructing 3 new stores in our existing markets;

•	Reducing per store operating costs year over year; and

•	Delivering a gasoline margin of 15.0 cents per gallon, significantly above the 12.4 cents per gallon in fiscal 2008.

    The CO Committee is committed to striking the right balance between aligning executive pay with annual business performance and long-term return to our stockholders.  Therefore, the CO Committee made the following decisions regarding pay opportunities for our executive officers. We believe that these decisions recognize the critical role of merchandise sales to the long-term growth and financial performance of the company, while also providing appropriate rewards to executive officers for successfully executing their ongoing operational responsibilities in a fiscally prudent manner.

Additionally, as discussed in more detail below, Mr. Sodini resigned as our President and Chief Executive Officer (“CEO”) as of September 24, 2009, the last day of our fiscal year, and retired effective as of September 30, 2009.  We hired Terrance M. Marks as our new President and CEO effective as of September 25, 2009.  Mr. Marks will be a named executive officer for fiscal 2010.

Oversight of Our Executive Compensation Program

The CO Committee is responsible for establishing and administering our policies, programs and procedures for annual and long-term executive and director compensation; reviewing and approving any additions or changes to employee benefit programs impacting executive and director compensation; and assessing our organizational structure and the development of our executives. Additional details about the CO Committee’s duties and responsibilities are outlined in its charter, which can be found on our website at www.thepantry.com.

The CO Committee engages an independent consultant, Hewitt Associates (“Hewitt”), to assist in the review and planning of executive and director compensation. Hewitt reports directly to the CO Committee, and ordinarily works separately with the CO Committee without members of management present. At the CO Committee’s direction, Hewitt also provides advice and assistance to executives as it develops proposals or deliverables for the CO Committee’s review. In fiscal year 2009 and in fiscal year 2010, Hewitt provided the following services to the CO Committee:

•	Consulting on outside director roles and compensation arrangements including program design, technical issues, fees, documentation and award valuation;
•	Consulting on stock ownership guidelines and their application to executives;
•	Consulting on the annual and long-term incentive design, metrics, award sizes and related modeling;
•	Guidance on pay benchmarks and typical employment agreement provisions, compensation provisions, terms and trends with respect to our CEO; and
•	Guidance on tally sheets, the CD&A and accompanying tables.

In addition to services provided to the CO Committee, Hewitt also provided services to the Board’s Search Committee established to hire our new CEO and to the separate Fee Committee that was charged with determining appropriate compensation for the members of the Search Committee involved in the CEO search process.

    Our CEO and other named executive officers have no role in recommending or setting their own compensation.  Our CEO makes recommendations regarding compensation matters related to his direct reports and provides input regarding executive compensation programs and policies.  The CO Committee meets with our CEO to evaluate his performance against the goals which have been established by the Board. In addition, certain members of the management team assist the CO Committee by:

•
serving as a liaison to the CO Committee (Melissa Anderson, our Senior Vice President, Human Resources, provides assistance to the CO Committee in connection with carrying out its responsibilities, such as setting meeting schedules, assembling and distributing materials for meetings and similar activities);

•
making recommendations regarding budgets and preparing financial models to assist the CO Committee in making plan design decisions and setting executive compensation performance objectives (Frank Paci, our Executive Vice President, Chief Financial Officer and Secretary, provides assistance and input to the CO Committee and Board in preparing the business plan that serves as the basis for establishing target performance goals under our annual incentive plan);

•
providing information needed or requested by the CO Committee or its compensation consultant, such as our performance against budget and objectives, tally sheets, historic compensation, compensation expense, stock plan utilization, company policies and programs, peer companies, etc.; and

•	providing input and advice regarding compensation and benefit programs and policies and their anticipated and actual impact on the company and its executives.

Elements of Executive Compensation

Our executive compensation programs are all targeted between the 25th and 50th percentile of peer companies and have the following key components and objectives:

Compensation Element	Objective	Key Features
Base Salary	Provide a level of cash compensation based on the individual’s scope, criticality of role, competitiveness of pay, experience and performance.	Strongly considers the economic environment and individual responsibilities as well as intent to appropriately reward annual performance contributions.
Annual Performance Awards	Provide cash compensation for achieving pre-determined, short-term corporate targets established by the CO Committee that are aligned with growing stockholder value over time.
Performance targets are set annually and are determined by considering a number of internal and external environmental factors; payouts against these targets are intended to appropriately recognize individual contributions based on level of performance.

Long-Term Incentive Awards	Aligns an executive’s interests with the stockholders’ interests by rewarding executives for creating and improving stockholder value; promotes long-term retention of our executives.	Awards have historically been limited to stock options. Last year restricted stock also was granted to executives for retention purposes.
Benefits and Perquisites
To provide programs which help protect employees and their families from the possibility of economic hardships caused by illness, disability, loss of life or unemployment or to recognize extraordinary demands on time and other unique requirements.

The majority of programs offered mirror those offered to employees in general.

The remainder of this CD&A describes the principles of our executive compensation program, as well as the details of each component of pay and our reasons for including each component in our program.

Our Executive Compensation Program

    General principles. The CO Committee is committed to designing and implementing a program of executive compensation that will contribute to the achievement of our business objectives. We have an executive compensation program that we believe:

•	fulfills our business and operating needs, comports with our general human resource strategies and enhances stockholder value;
•	enables us to attract, motivate and retain the executive talent essential to the achievement of our short-term and long-term business objectives;
•	rewards executives for accomplishment of pre-defined business goals and objectives; and
•	provides rewards consistent with gains in stockholder wealth so that executives will receive financial rewards when stockholders realize gains on their investments.

Competitive benchmarking. When making compensation decisions, we compare the compensation of our named executive officers against compensation paid to similarly-situated executives at companies that we consider to be our peers. The CO Committee undertakes a comprehensive review of the executive compensation program when it deems appropriate. The last such review was during our fiscal year ended September 28, 2006 when it engaged Hewitt to conduct a market comparison of our executive compensation programs. This analysis is referred to as the “2006 Analysis”. Since benchmarking is not performed annually, the data from the 2006 Analysis was aged based on the average market movement information for the retail sector provided to us by Hewitt.

As no peer group exists solely within the convenience store industry, the CO Committee approved the inclusion of companies that operate in the convenience store, grocery and general retail industries. The companies generally were selected from among participants in Hewitt’s executive pay database and were supplemented by including two companies that did not then participate in Hewitt’s database (using publicly-available pay data).

At the time of the 2006 Analysis, average and median revenues for this peer group were $5.5 billion and $4.8 billion, respectively. Market pay levels for our executive positions were benchmarked on a size-adjusted basis using our total revenue of $4.4 billion for our fiscal year which ended September 29, 2005. The following is a list of companies used in the 2006 Analysis:

7-Eleven ®	Couche-Tard	Yum! Brands, Inc.
Dollar General Corp.	BJ’s Wholesale Club, Inc. ®	Blockbuster, Inc.
Darden Restaurants, Inc.	AutoZone, Inc.	Ross Stores, Inc.
Longs Drug Stores Corporation	Big Lots ®	PETsMART, Inc.
Retail Ventures, Inc.	Linens ‘n Things, Inc. ®	Sports Authority, Inc.
Tractor Supply Company®	Spartan Stores, Inc.	Petco Animal Supplies, Inc.

As noted, the CO Committee used the aged results of the 2006 Analysis as one factor in making its fiscal 2009 executive compensation decisions.  The CO Committee recognized the need to re-evaluate our peer companies for appropriateness and conduct an updated market comparison; however, in light of the recessionary economy, the CO Committee elected not to update the market comparison in fiscal 2009.  The CO Committee made this decision based on its belief that the unique economic conditions of 2009 would drive changes in compensation practices that would not yet be reflected by traditional compensation surveys.

When it next decides to conduct a market comparison, the CO Committee anticipates that changes in the peer group will occur based on the above criteria as well as the availability of pay data. The CO Committee also expects to consider the appropriate revenue scope for benchmarking purposes and what other criteria should be used to select the benchmark companies.

We believe that benchmarking provides a useful point of reference when making compensation decisions, but do not rely on it solely. In addition, we consider other quantitative and qualitative factors such as overall company performance, individual performance, internal pay alignment and retention concerns, to name a few.

In implementing our executive compensation program for fiscal 2009, we targeted total compensation opportunities for our named executive officers between the 25th and 50th percentiles of the market for comparable retail companies on a size-adjusted basis. For this purpose, “total compensation” is defined as the sum of base salary, target annual incentives and long-term equity incentives valued as of the grant date. We believe this range provides us with the appropriate flexibility to attract and retain the quality of executives we need to successfully manage our business.

We do not target a specific mix of executive pay by allocating total pay amounts across cash and non-cash pay, between current and long-term pay, or among different types of long-term incentive awards. The composition of our executive compensation is driven by decisions made for each component of pay separately, which we intend to be appropriately market-competitive, as well as the impact of our decisions on total compensation.

    Compensation process. For our named executive officers other than our CEO, the CO Committee reviews and approves all elements of compensation, considering recommendations from our CEO, as well as competitive market information provided by our human resources staff and Hewitt. The CO Committee also reviews and approves all elements of compensation for our CEO. In so doing, it considers feedback from the Board on his performance and input regarding market practices from Hewitt. Discussions and recommendations regarding compensation for our CEO are not shared with him during this process.

    Management generally is responsible for compensation and benefits decisions for employees other than executive officers. These decisions typically are subject to review by the CO Committee from a policy perspective, and to ensure consistency with our overall human resources strategies.

During fiscal 2009, the CO Committee reviewed tally sheets prepared for each of our named executive officers. The tally sheets describe the total dollar value of each named executive officer’s annual compensation for the past two fiscal years. The total dollar value includes salary, short and long-term incentive compensation and the costs incurred by the company to provide various health and insurance benefits and perquisites to our named executive officers. The tally sheets also describe the mix of compensation, the stock awards and their accumulated realized and unrealized stock gains, and the amounts the named executive officers will receive if they leave the company under various circumstances (such as retirement, disability or termination in connection with a change in control).

The tally sheets provide a means of ensuring that the CO Committee is able to make informed decisions regarding the impact on executive officer compensation of changes it considers. These sheets provide insight into the compensation opportunities available to our executive officers (by component and in total), the motivational and retention aspects of outstanding equity plan awards and the potential obligations that could become payable under a variety of possible employment termination scenarios.

Base Salary

    Base salary represents the fixed component of our executive compensation program and is designed to compensate executives for the experience and skills necessary for their positions. We believe it is important to offer salaries that enable us to attract and retain high caliber executives and that reflect the qualifications each executive brings to his or her role.  As discussed below, each of our named executive officers has entered into an employment agreement with us which establishes the salary for such named executive officer, subject to increases in the discretion of the CO Committee and/or Board.

    Base salaries are set within ranges, which generally are targeted between the 25th to 50th percentiles of our peer market, as outlined above. Individual salaries may vary above or below the competitive range, depending on the executive’s experience and performance. Also, the CO Committee retains the flexibility to pay outside this range as necessary.  For example, the CO Committee may pay outside of this range to attract external talent or to retain existing executives whose skills are viewed as critical to our ability to achieve our business objectives.

    We consider the following factors in approving adjustments to salary levels for our executive officers (without applying a specific weighting to any factor):

•	the individual executive’s performance as reflected in the overall manner in which the duties or his or her assigned role have been carried out;
•	the relationship between current salary and appropriate internal and external salary comparisons;
•	the range of salary increases being granted by competitors; and
•	whether the responsibilities of the position have changed during the preceding year.

The following chart shows annual base salary rates in effect at the end of fiscal 2008 and fiscal 2009 for each of our named executive officers, as well as the percentage increase from 2008 to 2009:

Name	Fiscal 2008	Fiscal 2009	Percent Increase
Peter J. Sodini	$800,000	$835,000	4.4%
Frank G. Paci	$440,000	$492,800	12.0%
Keith S. Bell	$290,000	$301,600	4.0%
Melissa H. Anderson	$275,000	$291,500	6.0%
R. Brad Williams	$260,000	$291,200	12.0%

For fiscal 2009, base salaries generally accounted for approximately 35% of target total compensation for our named executive officers. Normally, we target the annualized percentage increases for our executives to be consistent with executive base salary increases in our peer market. For fiscal 2009, some of our executive officers may have received increases to bring them closer to the market median for their position, to recognize a change in assignment or to reflect their performance during the past year.

Specific factors considered in determining the size of the salary increase for each named executive officer are summarized as follows:

    Mr. Sodini’s base salary increase during fiscal 2009 was 4.4%. In determining this increase, the CO Committee considered Mr. Sodini’s experience and performance, the fact that he was entering into the last year of his employment agreement with the company and the importance of ensuring a potential smooth transition to a new CEO.

    Mr. Paci’s base salary was increased by 12% as a result of his promotion to Executive Vice President. This promotion increased Mr. Paci’s span of control to include such functions as business development and legal affairs. In recognition of these expanded duties, the impending transition to a new CEO and the desire to maintain his compensation competitive with the market, the CO Committee looked at market data and considered this to be an appropriate increase.

    Mr. Bell’s base salary increase during fiscal 2009 was 4.0%. In determining this increase, the CO Committee considered the competitiveness of pay and his initiatives in optimizing gross margin dollars in what has been a most volatile year for fuel pricing.

    Ms. Anderson received a base salary increase of 6.0%. The CO Committee considered the competitiveness of pay as well as her individual contributions in streamlining Human Resources support functions to better support the strategic needs of the business and minimize exposures.

    Mr. Williams received a base salary increase of 12% as a result of his promotion to Senior Vice President.  Given his rapid advancement in the Company, the CO Committee wanted to recognize his strong contribution in the area of customer service and operations execution as well as improve the competitiveness of his pay.

    Considering the salary levels and adjustments described above, the annualized base salary rates for our named executive officers as a group are in line with our guideline of paying between the 25th to 50th percentiles of our peer market. Further, we decided that due to the difficult business and economic conditions, it was not appropriate to award the named executive officers merit increases for 2010.  However, Mr. Williams will receive a base salary adjustment to more closely align his salary with the market. Prior to making this decision, the CO Committee reviewed each of the compensation elements of the named executive officers as well as their total direct compensation against the corresponding benchmark positions.

Annual Performance Award and Other Bonus Payments

    Purpose. Annual performance awards are granted pursuant to our annual incentive plan adopted under The Pantry, Inc. Omnibus Plan (our “Omnibus Plan”) and are intended to serve several purposes. First, they enable us to attract and retain executive talent by constituting one element of a market-competitive compensation program, as awards of this type are almost universally provided at other companies with which we compete for talent. Next, these annual incentives motivate our executives to achieve our annual business goals.  It is our belief that achievement of these annual performance targets will, over time, align with creating value for our stockholders.

Target awards. At the beginning of our fiscal year, the CO Committee approves annual target award opportunities for each named executive officer other than our CEO, as a percentage of the base salary paid to such officer during the fiscal year. It also approves threshold and maximum award payment limits expressed as a percentage of the target awards. The CO Committee recommends, and our Board approves, the target award percentage and related payout levels for our CEO.

For fiscal 2009, the target award opportunity for our CEO was 75% of base salary. The target award opportunity for each of our other named executive officers was 50% of base salary. Actual payouts that can be earned by any of our named executive officers can vary from 50% of target awards for achieving or exceeding threshold performance goals to 200% of target awards for achieving or exceeding maximum performance targets.  Note that the threshold payout was changed from 25% to 50% of base salary when the annual incentive plan design and performance measures were updated in fiscal 2009 to be more in line with market practices.

Target bonus awards for our CEO and our other named executive officers for fiscal 2009 were within +/-15 percentage points of the peer group median target awards according to the 2006 Analysis. Target bonus award opportunities constituted approximately 22% of total target compensation for our CEO in fiscal 2009, and about 19% on average of the total target compensation structure for our other named executive officers.

    Performance measures. Under our annual incentive plan, the CO Committee approved the following performance measures for our named executive officers because it believed they would be key indicators of our overall financial and operating results for fiscal 2009.

(1)  Adjusted EBITDA:  Defined as net income (earnings) before interest expense, net, loss on extinguishment of debt, income taxes, depreciation & amortization and including the lease payments we made under our lease finance obligations.  In calculating Adjusted EBITDA, one-time accounting charges not forecasted will be excluded with the approval of the CO Committee.  The CO Committee chose Adjusted EBITDA as this performance measure requires our executives to successfully manage the ongoing business pressures we face (for example, controlling costs and return on capital investments). Adjusted EBITDA was weighted at 65% because the CO Committee believed it would drive near-term stockholder value.

(2)  The Merchandise Gross Profit (“MGP”) Ratio:  Defined as the quotient of merchandise gross profit divided by operating store general and administrative expenses (“OSG&A”) without operating rent.  The CO Committee chose this measure to encourage our executives to promote profitable merchandise sales growth as well as to continually improve the efficiency with which we operate our business and (over time) create stockholder value.  The MGP Ratio was weighted at 35% because the CO Committee believes this weighting properly balances our need to achieve our earnings-based EBITDA goal with a focus on this measure of operational efficiency.

The target performance goals are initially based on our internal financial budget as approved by the Board at the beginning of the fiscal year. Performance goals may be subsequently adjusted during the year based on the Board-approved pro forma business case for any acquisitions we close during the fiscal year (we make these adjustments to eliminate any incentive for our executives to “purchase earnings” to enhance their potential incentive plan payouts). However, we do not adjust the target performance goals for other events such as a subsequent increase or decrease in publicly disclosed earnings guidance.

Threshold and maximum goals vary above and below target for each measure. Payouts are interpolated on a straight-line basis when performance results are between the levels. Also, each performance measure operates independently of the other measure. That is, a payout may be made when the threshold performance level is achieved for any single measure, without regard to results for the other measure.

Performance Measures	Weighting	Threshold	Target	Maximum
Adjusted EBITDA ($ in millions)	65%	$169.0	$192.0	$220.8
Merchandise Gross Profit Ratio	35%	1.00	1.108	1.20
Payout as % of Target Award		50%	100%	200%

The target performance goal for each measure was based on recent historical performance for our company and economic environment, as well as our performance expectations for our business as our budget was developed.  We set goals we believed would challenge our executives to achieve superior results.  Threshold and maximum performance goals for each measure were set independently of the other measures based on what the CO Committee believed to represent an acceptable performance level that was above historical performance, yet in line with the economic forecast for the year.

To determine the level of performance achieved and actual payouts under the plan, results for each measure are compared against the targets. Targets may be adjusted during the year for acquisitions, offerings or other events at the discretion of the CO Committee. This means that actual bonus payouts under the plan, if any, may vary above or below target levels depending on actual results achieved.

In addition, the CO Committee has retained discretion under the plan, in extraordinary circumstances, to award bonuses or otherwise increase, reduce or eliminate bonuses that otherwise might be payable to an executive officer based on actual performance even if inconsistent with the plan. We believe that this flexibility is an important element in accomplishing our overall goal of ensuring the appropriate linkage between performance and pay for our named executive officers.  The CO Committee did not exercise this discretion under the Annual Incentive Plan in fiscal 2009.

Annual Incentive Plan results. Our financial and operating results for fiscal 2009 exceeded the maximum level of performance for Adjusted EBITDA and were between the threshold and target levels (approximately 81% attainment) of performance in the Merchandise Gross Profit Ratio. As a result, our named executive officers earned an award under the Annual Incentive Plan between the target and maximum levels. For each named executive officer, actual awards were paid at about 158% of target.

Other payments. The CO Committee may occasionally find it necessary to make discretionary payments for other purposes, such as the hiring of new executives from outside the company, or to encourage the retention of a departing executive for a specified period of time. We made no such payments during fiscal 2009.

The following chart summarizes our target and actual incentive awards amounts paid for fiscal 2009 for each of our named executive officers:

Name	Target Award as a percent of Salary	Target Dollar Value	AIP Award Earned
Peter J. Sodini	75%	$626,250	$989,663
Frank G. Paci	50%	$239,292	$378,154
Keith S. Bell	50%	$149,239	$235,842
Melissa H. Anderson	50%	$143,529	$226,819
R. Brad Williams*	50%	$134,400	$212,393

*Mr. Williams’ incentive award is prorated based on the salary earned in 2 separate positions he held during the fiscal year. His target award in the first quarter of the fiscal year was 40% with a target dollar value of $28,000. On his promotion to Senior Vice President in January, his target award became 50% with a target dollar value of $106,400. The Target Dollar Value and the AIP Award Earned shown above are a composite of the two.

    Changes for fiscal 2010. The CO Committee reviewed the design of our Annual Incentive Plan and made only minor revisions for fiscal 2010.  The performance measures will remain the same; however, for fiscal 2010 for Adjusted EBITDA, we will implement a collar on gasoline margins so that our executives are rewarded for results they are more able to impact directly. The CO Committee continues in the view that, in this economic environment, it is critical to emphasize financial metrics as the primary indicators of our overall success.

Long-Term Incentive Awards

    Purpose. The CO Committee granted long-term incentive awards in fiscal 2009 pursuant to our Omnibus Plan. We provide long-term incentive awards to ensure that our overall compensation program is competitive, and supports our goal of attracting and retaining talented executives. Long-term incentives are intended to align the interests of our named executive officers and other key employees with those of our stockholders, especially when combined with our minimum stock ownership requirements (discussed below), and reward executives for maximizing stockholder value.

    Award type. In fiscal 2009, the CO Committee granted long-term incentive awards to our named executive officers in the form of both stock options and restricted stock split equally where half the grant date fair value was given in stock options and half the grant date fair value was given in restricted stock.  While awards under the Omnibus Plan to executive officers have been primarily option-based, the CO Committee considered the existing value of past option awards, the implementation of stock ownership guidelines (discussed below) and the market perspective in determining that grants of restricted stock, vesting over a period of years, are useful in the retention of key employees. For fiscal 2009, the CO Committee believed that the combination of these two types of stock awards gave executives considerable incentive to maximize long-term financial growth for stockholders. Individual awards were targeted in the range between the 25th and the 50th percentile of the market benchmarks for each named executive officer’s position.

Stock options were granted with an exercise price equal to the fair market value of our common stock on the date of grant, and vest in three annual installments commencing on the first anniversary of the grant date. Stock options only have value if our common stock price appreciates after the date the options are granted. This attribute is intended to focus executives on the enhancement of stockholder value over the long-term and to ensure they do not realize gains unless our stockholders do too. The three-year vesting feature is intended to support our business objective of retaining talent.

Restricted stock was granted based on the fair market value of our common stock on the date of grant, and vests in three annual installments commencing on the first anniversary of the grant date. We believe these vesting periods promote retention and are consistent with market practices.

    Award sizes. The size of each named executive officer’s equity award was based on the CO Committee’s discretionary assessment of the individual’s performance, responsibilities and position within our company. Available peer company data for long-term incentive awards and total compensation was used as a reference point for this decision, but was not used to develop formulaic grant guidelines for the awards.  Equity awards granted in fiscal 2009 to our named executive officers ranged from 45% to 50% of target total compensation.  The CO Committee considered the same factors in deciding upon the size of each named executive officer’s grant. Specific grants to our named executive officers made in fiscal 2009 are disclosed in the Grants of Plan-Based Awards table below.

    When compared against the market benchmark values, the CO Committee believes the aggregate grant date fair value of our fiscal 2009 long-term incentive awards for our named executive officers falls within the targeted range for competitiveness.

    Fiscal 2010 awards. In fiscal 2010, the CO Committee granted long-term incentive awards to our named executive officers in the form of stock options, time-based restricted stock and performance-based restricted stock with the following mix: 40% performance-based restricted stock, 20% time-based restricted stock and 40% stock options.  The CO Committee chose these award types to introduce a blend of programs that is more in keeping with market trends and the inclusion of performance-based restricted stock further aligns with our pay for performance philosophy.

    The criteria for the performance-based restricted stock will be one metric, the year over year internal EBIT growth adjusted by a $0.005 collar on gasoline cost per gallon. The criteria and measures described above also will apply to Mr. Marks’s additional performance-based restricted stock grant in December 2009 as well as the grant made to him in September 2009 pursuant to his employment agreement.

Stock ownership guidelines.  On March 17, 2009, the Board adopted stock ownership guidelines that require our named executive officers to own shares of common stock took effect.  We adopted our Stock Ownership Guidelines for Management due to our belief that our named executive officers should have a meaningful ownership stake in the company that will align their interests with our stockholders and to encourage a long-term perspective in managing our company. Therefore, the Board of Directors adopted formal stock ownership requirements for the following named executive officers:

Position	Minimum Ownership Requirements (Dollar Value of Shares)
Chief Executive Officer	3 x Base Salary
Executive/Senior Vice President	1 x Base Salary

Each named executive officer will have five years from the date the guidelines were adopted or the date he or she becomes a named executive officer to comply with the ownership guidelines. As discussed below in “Director Compensation,” the Board also adopted stock ownership guidelines for our non-employee directors.

For purposes of determining the value of the stock held by a named executive officer at any point in time, the value per share shall be: (1) in the case of stock obtained through the exercise of options, the exercise price of the stock option, (2) in the case of restricted stock or restricted stock units, the fair market value on the date of grant and (3) in the case of stock purchased or otherwise acquired, the acquisition price.

Equity award grant practices.  Our equity award grant practices require that equity grants to our named executive officers be made three trading days after our annual earnings results have been announced (as long as there is no material information that has not yet been disclosed publicly). Our equity grant practice continues to require that the exercise price for any stock-based award equal the closing price of our common stock on the grant date or an average of the trading days.

Our policy is not to grant our equity awards when there is material information about our company that has not been disclosed publicly. We also have never re-priced or back-dated options granted under any of our equity compensation plans, and the Omnibus Plan specifically prohibits these practices. All long-term incentive awards since fiscal 2008 have been granted in compliance with this policy.

Benefits & Perquisites

The benefits offered to executives are largely those that are offered to the general employee population; however we do provide greater levels of life insurance and health care benefits to our executive officers.  Certain of our named executive officers are eligible for various perquisites including payment for various financial services (tax and estate planning and financial advisory fees), a company-paid physical exam, company-provided car and club memberships.  We also provide additional vacation benefits to certain of our named executive officers, in part to match the practices of their former employers.  Additional details regarding these programs are provided in connection with the footnotes to the “All Other Compensation” column of the “Summary Compensation Table” below.

    The CO Committee recently undertook a review of the benefits and perquisites offered to our named executive officers, which it does periodically to consider market trends and the need to optimize operational expenses. Based on this year’s review, the CO Committee decided to eliminate all perquisites offered to executives other than the enhanced wellness physical, company-provided cars and life insurance.  This decision reflects our desire to emphasize those components of pay that are based on performance as well as aligning executive benefits with those of the general employee population.  Additional changes may be forthcoming when the CO Committee completes its review of the company car program.

Executive Employment Contracts

    Due to the highly competitive market for executive talent in the retail sector, we have entered into employment agreements with all of our named executive officers, including our CEO. The terms of these arrangements were established through arms-length negotiations with each executive. We generally offer these arrangements to attract key talent from outside the company by providing a fixed level of severance income and other benefits in the case of employment termination for various reasons.

    We believe that we benefit from these arrangements because they provide a framework within which we may negotiate separation terms.  In turn, we receive various competitive protections in the form of restrictive covenants (non-compete, non-solicitation and non-disclosure provisions). Also, these arrangements are designed to promote stability and continuation of our executives in the event of a potential change in control. In such event, we desire that our executives be able to react neutrally to a potential change in control and not be influenced by personal financial concerns.

    Under the terms of these employment agreements, our named executive officers are entitled to severance benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control.  Enhanced benefits in the case of a change in control for our named executive officers require the occurrence of both the change in control as well as a subsequent termination of employment, which is referred to generally as a “double trigger.”

    The CO Committee determined the appropriate payment and benefit levels under the various circumstances that trigger payments or provision of benefits upon termination or change in control by examining general market practices regarding severance compensation, with Hewitt’s advice and assistance. The named executive officers generally receive the same multiples of severance compensation once the executive has served for an initial term. In determining the multiples of severance compensation, the CO Committee considered many factors, including the compensation being paid to similarly-situated executives at peer group companies, the other elements of compensation being offered to the executive and its view of what is an appropriate level of severance to be paid under various termination scenarios. In structuring the design of its annual performance awards and long-term incentive awards, the CO Committee evaluates how the severance payments under its employment arrangements impact these awards.

    The CO Committee generally does not engage in negotiations with the named executive officers regarding the severance compensation element of the employment agreement because it believes that severance compensation is a standard benefit that should be uniform for all named executive officers (other than the company’s CEO) once the executive officer has been with us for an initial term. With respect to our CEO, the specific severance compensation payable to our CEO differs under certain circumstances from the other named executive officers as a result of arms-length negotiations between the CEO and the CO Committee, which periodically reviews the company’s compensation arrangement with our CEO.

    We view our severance arrangements with our named executive officers as key elements of a competitive executive compensation program. A more detailed description of the general termination and change in control provisions we have in place is set forth in the section below entitled “Potential Payments Upon Termination or Change in Control.”

Recent Compensation Decisions Related to our CEO

On April 22, 2009, Mr. Sodini entered into a Separation Agreement with us in connection with his retirement.  Mr. Sodini resigned as our President and CEO and Chairman of the Board on September 24, 2009, and retired effective as of September 30, 2009 and gave a general release of claims. His separation arrangements are described in the “Potential Payments Upon Separation or Change in Control.”  We entered into a Separation Agreement with Mr. Sodini and provided him with certain benefits in such agreement to provide for an orderly transition with his successor and to obtain a general release of claims and covenant not to compete from Mr. Sodini.

    On August 24, 2009, we entered into an employment agreement with Terrance M. Marks.  Mr. Marks joined us as an employee on September 15, 2009 and commenced his duties as President and CEO effective September 25, 2009, at a base salary of $750,000 per year.  Under his employment agreement, we granted Mr. Marks stock options to purchase an aggregate of 70,000 shares of common stock at an exercise price of $15.84 per share. The options vest in three annual installments beginning one year from the grant date of September 15, 2009, provided, however, that in the event Mr. Marks is terminated without cause (as defined in the employment agreement) prior to the first anniversary of employment, a pro rata portion of the shares will become vested and exercisable.

We also granted Mr. Marks 15,000 shares of time-based restricted stock and 15,000 shares of performance-based restricted stock, each of which will vest in equal annual installments except that the performance-based shares are conditioned on also achieving annual performance measures with respect to the fiscal year coincident with or immediately following the grant date. The first fiscal year’s performance measures are described in “Long Term Incentive Awards.” The period of restriction will be lifted on a pro rata portion of the shares in the event Mr. Marks is terminated without cause (as defined in the employment agreement) prior to the first anniversary of employment except that the performance-based shares will be vested only to the extent that the annual performance criterion is met. Mr. Marks also received a “sign-on bonus” in the amount of $125,000.  Other key provisions of his employment agreement are described in “Potential Payments Upon Separation or Change in Control.”

Policy With Respect to $1 Million Deduction Limit and Impact of Accounting Treatment

The CO Committee believes it is important to consider the financial reporting and income tax consequences to us when it makes decisions about our executive compensation program. Overall, the CO Committee seeks to balance the effectiveness of compensation for the named executive officers with the resulting impact on reported earnings as well as deductibility considerations.

In making its compensation decisions, the CO Committee has considered that Section 162(m) limits deductions for compensation paid in excess of $1 million. As a result, the CO Committee has designed much of the total compensation packages for the named executive officers to qualify for the performance-based compensation exemption from the deductibility limit. However, it has retained the discretion to design and use compensation elements that may not be deductible under Section 162(m), if in its judgment so doing would be in our best interests.

    We do not expect the accounting treatment of differing forms of equity awards to vary significantly. For this reason, accounting treatment is not expected to have a material impact on the forms of equity compensation selected, or on other compensation decisions.

Hedging of Company Stock

It is our policy that each of our employees, officers and directors is expected to know and comply with laws, rules and regulations and all other company policies and procedures, including those applicable to transactions governed by SEC regulations. Accordingly, our employees, officers and directors may not engage in short-term speculative transactions involving trading in our securities. This includes short sales, sales against the box and puts, calls and options on our securities (other than the exercise of employee or director stock options). Other practices which may be effectively considered hedging, such as forward purchase contracts or margin loans, are not prohibited, but are subject to legal review in advance.

Compensation Committee Report

The Compensation and Organization Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Management. Based on such review and discussions, the Compensation and Organization Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in both the company’s Annual Report on Form 10-K for the year ended September 24, 2009 and the company’s Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders to be held on March 16, 2010.

Compensation and Organization Committee
Edwin J. Holman, Chair
Robert F. Bernstock
Terry L. McElroy
Mark D. Miles

Executive Compensation

The following table summarizes the annual and long-term compensation of our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who served as executive officers during fiscal 2009 (collectively, “our named executive officers”).

Summary Compensation Table

						Non-Equity
	Fiscal			Stock	Option	Incentive Plan	All Other
	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Peter J. Sodini (9)	2009	$835,000	$0	$773,570	$1,000,287	$989,663	$81,583	$3,680,103
President and Chief	2008	$800,000	$0	$0	$1,036,015	$352,590	$122,711	$2,311,316
Executive Officer	2007	$755,446	$0	$0	$636,268	$0	$95,166	$1,486,880

Frank G. Paci	2009	$478,585	$0	$83,953	$317,821	$378,154	$65,881	$1,324,394
Executive Vice President, Chief	2008	$434,769	$150,000	$0	$226,581	$0	$81,716	$893,066
Financial Officer and Secretary	2007	$101,769	$100,000	$0	$30,978	$0	$196,912	$429,659

Keith S. Bell	2009	$297,362	$0	$63,490	$200,434	$235,842	$40,462	$837,590
Senior Vice President,	2008	$286,077	$0	$0	$150,088	$84,057	$64,049	$584,271
Fuels and Construction

Melissa H. Anderson	2009	$287,058	$0	$63,490	$220,347	$226,819	$43,184	$840,898
Senior Vice President,	2008	$268,462	$0	$0	$152,863	$78,881	$55,536	$555,742
Human Resources	2007	$224,039	$100,000	$0	$77,383	$0	$198,412	$599,834

R. Brad Williams	2009	$282,800	$0	$61,102	$164,535	$212,393	$40,654	$761,484
Senior Vice President,
Operations

(1)
Fiscal 2009 is the period from September 26, 2008 to September 24, 2009. Fiscal 2008 is the period from September 28, 2007 to September 25, 2008. Fiscal 2007 is the period from September 29, 2006 to September 27, 2007.

(2)
The company has entered into employment agreements with each named executive officer. Each agreement sets an initial base salary at the time of hire. Thereafter, the base salary is set at the CO Committee's discretion. For more detailed information on the CO Committee's process and philosophy in setting base salary, please refer to the section entitled "Base Salary" in the Compensation Discussion and Analysis.

(3)
In fiscal 2007, Mr. Paci received a sign-on bonus payment of $100,000 and Ms. Anderson received a sign-on bonus payment of $50,000 and a $50,000 payment to compensate her for bonus from her former employer that she forfeited.  In fiscal 2008, Mr. Paci’s employment agreement guaranteed him the greater of $150,000 or the bonus he would otherwise be entitled to under the terms of our Annual Incentive Plan.  For fiscal 2008, his guaranteed bonus exceeded the amount he would have received under the Annual Incentive Plan.

(4)
Amounts listed in column (e) do not reflect compensation actually received by the named executive officer. Instead, the amounts in column (e) represent the amount of compensation expense we recognized in the applicable fiscal year in accordance with FAS 123R, disregarding any adjustments for forfeiture assumptions. These award values have been determined based on certain assumptions, which are described in Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2009.

(5)
Amounts listed in column (f) do not reflect compensation actually received by the named executive officer. Instead, the amounts in column (f) represent the amount of compensation expense we recognized in the applicable fiscal year in accordance with FAS 123R, disregarding any adjustments for forfeiture assumptions. These award values have been determined based on certain assumptions, which are described in Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2009, Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2008 and with respect to options granted during fiscal 2007, Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2007.

(6)
This column (g) reflects the amounts paid under the Annual Incentive Plan for fiscal 2009 and fiscal 2008.  No amounts were earned or paid under the plan for fiscal 2007. For fiscal 2009, Mr. Paci’s employment agreement guarantees him the greater of $100,000 or the bonus he would otherwise be entitled to under the terms of our Annual Incentive Plan.  The amount he was entitled to under the Annual Incentive Plan exceeded the amount of his guaranteed bonus.  See “Annual Performance Award and Other Bonus Payments” in the Compensation Discussion and Analysis for a description of non-equity incentive plan compensation design.

(7)
Amounts listed in column (i) represent company-matching contributions to the 401(k) retirement plan, the cost of company-provided insurance benefits, the cost of company-provided vehicles, relocation expenses and other personal benefits. Details are described in the following table entitled "All Other Compensation Table".

(8)	The amounts reported in this column are the sums of columns (c), (d), (e), (f), (g) and (i) for each of the named executive officers.
(9)
The benefits to be provided to Mr. Sodini as part of his separation agreement are described in detail in “Potential Payments Upon Termination or Change in Control”. As retirement occurred in fiscal 2010, the benefits are not included in fiscal 2009 compensation.

All Other Compensation Table

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table for fiscal 2009.

		Cost of	Cost of
	401(k)	Company-	Company-		Supplemental
	Matching	Provided	Leased	Relocation	Health	Other
Name	Contribution	Insurance	Car	Expenses	Benefits	Benefits	Total
		(1)	(2)	(3)	(4)	(5)
Peter J. Sodini	$9,800	$18,112	$39,733	$0	$10,388	$3,550	$81,583
Frank G. Paci	$19,000	$3,585	$29,204	$2,227	$10,890	$975	$65,881
Keith S. Bell	$9,395	$2,718	$19,043	$3,316	$5,990	$0	$40,462
Melissa H. Anderson	$9,811	$2,662	$20,188	$2,455	$6,818	$1,250	$43,184
R. Brad Williams	$10,407	$2,632	$19,526	$0	$8,089	$0	$40,654

(1)	Represents the dollar value of life and long term disability insurance premiums paid by us on behalf of our named executive officers.
(2)	Represents car-related expenses including lease costs, insurance, maintenance, fuel and taxes.

(3)
Taxable relocation expenses are “grossed-up” and the methodology changed to provide more equitable adjustments based on appropriate tax bracket.  The expenses for Mr. Paci, Mr. Bell and Ms. Anderson reflect additional payments made to more equitably provide tax relief (based on each individual’s applicable tax rates) for relocation expenses incurred in fiscal 2007 and fiscal 2008.

(4)
Supplemental health benefits include reimbursements under the Executive Medical Reimbursement Plan (EMR) of certain health plan expenses not covered by our Health or Dental Plans and Executive Physical Plan (EPP) expenses.  For Mr. Sodini, amounts include $8,299 of EMR- and $2,089 of EPP- related expenses. For Mr. Paci, amounts include $7,480 in EMR-related expenses and $3,410 of EPP- related expenses. For Mr. Bell, amounts include $5,990 in EMR-related expenses. For Ms. Anderson, amounts include $6,818 of EMR-related expenses. For Mr. Williams, amounts include $8,089 in EMR-related expenses.  See “Benefits and Perquisites” in the Compensation Discussion and Analysis for details on the discontinuance of the EMR for 2010.

(5)
For Mr. Sodini, amounts include $3,550 for tax preparation expenses. For Mr. Paci, amounts include $975 for tax preparation expenses. For Ms. Anderson amounts include $1,250 for tax preparation expenses.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information about stock options and non-equity incentive plan awards granted to our named executive officers in fiscal 2009. All stock options were granted under our Omnibus Plan. All non-equity incentive plan awards were granted under our annual incentive plan which is an element of our Omnibus Plan.

					All Other	All Other
					Stock	Option
		Estimated Possible Payouts			Awards:	Awards:	Exercise	Grant Date
		Under Non-Equity Incentive			Number of	Number of	or Base	Fair Value
		Plan Awards			Shares of	Securities	Price	of Stock
			(1)		Stock or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Share)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(j)	(k)	(l)

Peter J. Sodini		$313,125	$626,250	$1,252,500
	11/25/08				43,000			$773,570
	11/25/08					93,750	$17.99	$713,410

Frank G. Paci		$119,646	$239,292	$478,585
	11/25/08				16,000			$287,840
	11/25/08					34,500	$17.99	$262,535

Keith S. Bell		$74,619	$149,239	$298,477
	11/25/08				12,100			$217,679
	11/25/08					26,000	$17.99	$197,852

Melissa H. Anderson		$71,765	$143,529	$287,058
	11/25/08				12,100			$217,679
	11/25/08					26,000	$17.99	$197,852

R. Brad Williams		$56,560	$134,400	$226,240
	11/25/08				8,648			$155,578
	11/25/08					19,445	$17.99	$147,971

(1)
The dollar amounts shown in columns (c), (d) and (e) represent the potential threshold, target and maximum payouts established under our Annual Incentive Plan for performance during fiscal 2009. The plan uses the following two performance measures that have been assigned a weighting as indicated: Adjusted EBITDA (65%) and Merchandise Gross Profit Ratio (35%).  Our financial results are discussed more fully in the above Compensation Discussion and Analysis.  The actual amounts paid for fiscal 2009 are shown in column (g) of the Summary Compensation Table.

(2)
The dollar amounts shown in columns (c), (d) and (e) for Mr. Williams are prorated based on the salary he earned and the different award targets he had relative to the 2 separate positions he held during the fiscal year. See “Annual Performance Award and Other Bonus Payments” in the Compensation Discussion and Analysis for additional detail.

Outstanding Equity Awards as of September 24, 2009

The following table sets forth information with respect to outstanding restricted stock and the unexercised options held by our named executive officers at the end of fiscal 2009.

		Option Awards (1)				Stock Awards (2)
						Number	Market
		Number of	Number of			of Shares	Value of
		Securities	Securities			or Units	Shares or
		Underlying	Underlying			of Stock	Units of
		Unexercised	Unexercised	Option	Option	that	Stock that
		Options	Options	Exercise	Expiration	have not	have not
	Grant	(#)	(#)	Price	Date	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)		(#)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Peter J. Sodini	11/19/04	72,500		$26.77	12/29/09
	10/26/05	50,000		$35.76	12/29/09
	11/09/06	33,333	16,667	$50.99	12/29/09
	11/20/07	25,000	50,000	$27.75	09/29/12
	11/25/08		93,750	$17.99	09/29/12	43,000	$691,010

Frank G. Paci	07/02/07	20,000	10,000	$46.62	07/02/14
	11/20/07	15,000	30,000	$27.75	11/20/14
	11/25/08		34,500	$17.99	11/25/15	16,000	$257,120

Keith S. Bell	08/02/06	25,000		$45.74	08/02/13
	11/20/07	8,333	16,667	$27.75	11/20/14
	11/25/08		26,000	$17.99	11/25/15	12,100	$194,447

Melissa H. Anderson	11/06/06	13,333	6,667	$52.04	11/06/13
	11/20/07	10,000	20,000	$27.75	11/20/14
	11/25/08		26,000	$17.99	11/25/15	12,100	$194,447

R. Brad Williams	11/19/04	2,334		$26.77	11/19/11
	10/26/05	6,666		$35.76	10/26/12
	11/09/06	10,000	5,000	$50.99	11/09/13
	11/20/07	6,000	12,000	$27.75	11/20/14
	11/25/08		19,445	$17.99	11/25/15	8,648	$166,292

(1)
The options listed were granted under either The Pantry, Inc. 1999 Stock Option Plan, as amended (our "1999 Plan") or our Omnibus Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment except in cases of retirement, death or long-term disability. Options may be exercised to purchase vested shares only. Upon termination of employment, the options are forfeited with respect to any shares not then vested, except in cases of retirement (defined as age 55 and 10 years of service), termination as the result of death or long-term disability and with respect to a change in control, in which case the vesting of the options is automatically accelerated in full. Vesting is the same for each optionee and options vest in three equal installments of one-third on each of the first, second and third anniversaries of the Grant Date.

(2)
The stock listed was granted under our Omnibus Plan. Shares of restricted stock vest in three equal installments of one-third on each of the first, second and third anniversaries of the Grant Date, provided the named executive officer continues to be employed.

(3)
Mr. Sodini’s 43,000 shares of restricted stock and 143,750 stock options granted under the Omnibus Plan vested on September 30, 2009 in connection with his retirement, as provided for in his respective Award Agreements. The Option Expiration Date reflects the dates through which he may exercise his vested options following his retirement. Mr. Sodini’s 16,667 stock options granted under the 1999 Plan are forfeited per the provisions of that plan.

Option Exercises and Stock Vested in Fiscal 2009

The following table sets forth information with respect to the options exercised or the shares of restricted stock that vested for our named executive officers during fiscal 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Peter J. Sodini (2)	20,000	$165,938	0	$0
Frank G. Paci	0	$0	0	$0
Keith S. Bell	0	$0	0	$0
Melissa H. Anderson	0	$0	0	$0
R. Brad Williams	0	$0	0	$0

(1)
The value realized on exercise is determined by multiplying (i) the number of shares of common stock received on exercise by (ii) the difference between the average market price of our common stock on the date of exercise and the exercise price.

(2)
On May 8, 2009, Mr. Sodini exercised stock options for 12,700 shares of common stock with an exercise price of $14.80. The closing market price of our common stock on the date of exercise was $23.44.  On May 11, 2009, Mr. Sodini exercised stock options for 7,300 shares of common stock with an exercise price of $14.80. The closing market price of our common stock on the date of exercise was $22.50.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with our CEO and our other named executive officers that provide them with specified benefits if their employment is terminated under circumstances described below. In addition, our named executive officers participate in our annual incentive plan, our equity compensation plans and other various benefit plans that may provide them with acceleration of equity awards or payments under certain circumstances, as described below. For information on the CO Committee’s approach on entering into employment agreements with our named executive officers, please refer to the section entitled “Executive Employment Contracts” in the Compensation Discussion and Analysis above.

Employment Arrangements

On August 24, 2009, we entered into an employment agreement with Terrance M. Marks pursuant to which he became an employee on September 15, 2009 and commenced his duties as President and CEO effective September 25, 2009.  The initial term of his agreement is three years and expires on September 27, 2012.  Thereafter, the agreement renews for successive one-year terms unless either party gives the other notice of non-renewal or the agreements are otherwise terminated.

    We also have entered into amended and restated employment agreements with each of our named executive officers. The initial terms of each of those employment agreements ended on January 2, 2009, with the exception of Mr. Williams whose initial term ended on January 2, 2010. After the initial terms, the agreements with these named executive officers renew for successive one-year terms unless either party gives the other notice of non-renewal or the agreements are otherwise terminated.

    Our obligations to our named executive officers under these employment agreements upon termination or “change in control” are described below. While the summaries of our obligations in this section refer to “our CEO,” these summaries are describing the employment agreement of Mr. Marks.  As Mr. Sodini has retired, we do not further summarize his agreement in this section, and instead summarize his severance agreement below.

Payments Made Upon Termination of Employment Due to Death or Disability

If the employment of a named executive officer is terminated because of death or disability, we will pay to his or her estate, in the case of death, or to the individual, in the case of disability, six months’ salary based upon his or her then current monthly salary rate less amounts paid under any disability plan.

Payments Made Upon Termination of Employment for Cause or Due to Voluntary Resignation or Retirement

If any of our named executive officers resign or retire voluntarily, or we terminate any of our named executive officers prior to a change in “control” with “cause,” the individual will be entitled to his or her then effective compensation and benefits through the last day of actual employment.  In addition, Mr. Marks, our CEO, will receive any accrued and earned Annual Bonus for any previously completed fiscal year.

Payments Made Upon Termination of Employment Without Cause or by Notice of Nonrenewal and Not in Connection With a Change in Control

If the employment of a named executive officer, other than our CEO, is terminated by either notice of non-renewal or without cause prior to a “change in control”, the named executive officer will receive an amount equal to his or her current monthly salary for 12 months based upon his or her then current monthly salary rate payable in substantially equal installments and subject to offset if he or she receives compensation from subsequent employment. In addition, unless he or she receives health insurance from a subsequent employer, the named executive officer will receive reimbursement for health insurance premiums in excess of the amount he or she paid for group health coverage prior to termination for the continuation of health insurance for the 12-month period following termination of employment.

If our CEO’s employment is terminated prior to a “change in control” without “cause”, he will be entitled to amounts due him on the effective termination date, severance pay equal to his then current monthly salary for a period of 18 months payable in substantially equal installments.  After twelve months, severance payments are reduced by the amount of compensation received from subsequent employment or consulting other than compensation paid to him for service as a director on boards of directors. In addition, unless he receives health insurance from a subsequent employer, he will receive reimbursement for health insurance premiums in excess of the amount he paid for group health coverage prior to termination for the continuation of health insurance for the 18-month period following termination of employment.

In addition, if our CEO’s employment is terminated prior to the first anniversary of his employment date, a pro rata portion of each of the time restricted stock and performance restricted stock granted to our CEO in connection with his employment will become vested and non-forfeitable, provided, however, that the performance restricted stock will become vested only to the extent that the annual performance criterion are met as of that date.  In addition, a pro rata portion of the shares subject to stock option will become vested and exercisable. For the purpose of the grants, a “pro rata portion” shall be a number of shares equal to (x) the total number of shares constituting such grant times (y) a fraction, the numerator of which is the number of days he was employed through the date of termination and the denominator of which is 1,095.

Payments Made Upon Termination by Notice of Nonrenewal, Without Cause, for Failure to Perform or for Good Reason Following a Change in Control

If the employment of a named executive officer, other than our CEO, is terminated by notice of nonrenewal, without cause, for failure to perform or for “good reason” following a change in control, the named executive officer will receive an amount equal to his or her then current monthly salary for 24 months plus an amount equal to two times the value of his or her target bonus for the year in which the termination occurs payable in substantially equal installments and subject to offset if he or she receives compensation from subsequent employment. For purposes of this type of severance payment only, the target bonus for the year will not be prorated for the length of an individual’s employment but will assume a full fiscal year of employment. In addition, the named executive officer will receive certain reimbursements for health insurance premiums for up to 24 months.

Note that severance benefits payable in the event of a change in control to named executive officers other than our CEO will not be reduced should they become subject to the excise tax that can apply to certain payments made in connection with such an event. However, we will not provide tax gross-up payments to executives should they become liable for such excise taxes.

If our CEO’s employment is terminated without cause or for good reason following a change in control, then he is entitled to salary continuation and benefits for 24 months plus an amount equal to two times the value of his target bonus for the year in which the termination occurs is payable in substantially equal installments.

Definitions
For purposes of our employment agreements with each of our named executive officers other than our CEO, the terms below have the following meanings:

change in control occurs if:
•
any “person” (which could include two or more persons acting as a partnership, limited partnership, syndicate or other group), other than (i) the company, (ii) a trustee or other fiduciary holding securities under one of our employee benefit plans, (iii) a company owned by our stockholders or (iv) the existing holders of our common stock, is or becomes the beneficial owner” (as defined under the federal securities laws) of securities of the company representing more than 50% of the company’s outstanding voting power;

•	we consummate certain mergers or consolidations;
•	we are liquidated or we sell or dispose of all or substantially all of our assets; or
•	during any 24-month period a majority of our Board is replaced by directors who are not elected or recommended for election by our Board.

good reason includes the occurrence of any of the following events within 18 months after the change in control:
•	an adverse alteration in the named executive officer’s position or responsibility;
•	a material diminution in the named executive officer’s annual base salary and target bonus;
•	requiring the named executive officer to be based more than 50 miles from his or her location immediately prior to the change in control;
•	the material failure to pay the named executive officer any compensation due under the agreement;
•	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or
•	any other action or inaction that constitutes a material breach by us of the agreement.

cause includes the named executive officer’s:
•	willful and continued failure to perform his or her duties;
•	insubordination;
•	conduct demonstrably and materially injurious to us; or
•	conviction of or entry of plea of guilty or nolo contendere to any crime involving moral turpitude or any felony.

For purposes of our CEO’s employment agreement, the terms below have the following meanings:

change in control occurs if:
•
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than: (i) the Company; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; (iii) a company owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of stock of the Company; or (iv) the existing holders of capital stock of the company as of the date hereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

•
we consummate certain mergers or consolidations as a result of which less than fifty percent (50%) of the combined voting power of the company or of the surviving or resulting company or entity after such transaction is held in the aggregate by the holders of the combined voting power of the outstanding securities of the company immediately prior to such transaction; or

•	we are liquidated or we sell or dispose of all or substantially all of our assets.

constructive termination (“good reason”) includes the occurrence of any of the following events (without our CEO’s written consent) following a change in control:
•
an assignment of duties inconsistent with his position or a substantial adverse alteration in the nature or status of our CEO’s position, responsibilities or employment conditions except that no change will be deemed to exist if it is directly related to us ceasing to be a company with publicly-traded securities or becoming a wholly owned subsidiary of another company provided our CEO continues to be the most senior executive employee with powers and responsibilities held by other similarly situated senior executives;

•	a reduction in our CEO’s annual base salary or target bonus other than in connection with an across-the-board reduction of salaries or bonuses paid to all executive officers;
•	requiring our CEO to be based more than 50 miles from his location immediately prior to the change in control;
•	the failure to pay our CEO any compensation within seven (7) days of when such compensation is due;
•
failure to continue any material compensation or benefit plan in which the CEO participates at the time of the change in control unless replaced with a plan of equal or greater value except that the reduction, alteration or elimination of certain perquisites or policies (airplane, executive medical reimbursement and automobile policies) will not constitute grounds for constructive termination; or

•	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement.

cause includes our CEO’s:
•	willful and continued failure to perform his duties;
•	conduct demonstrably injurious to us;
•	conviction of or entry of plea of guilty or nolo contendere to any crime involving moral turpitude or any felony;
•	material breach of the employment agreement; or
•	gross negligence or willful misconduct in the performance of his duties.

2009 Annual Incentive Plan

If the employment of one of our named executive officers had terminated prior to the date on which annual awards were paid under our 2009 Annual Incentive Plan, then the individual would not have received an annual award. However, if the termination of employment is as a result of disability or death, the CO Committee in its discretion may determine to prorate the award amount for the length of time during the fiscal year the individual worked. Such awards are granted on the same basis as other participants and paid on the same date other awards are paid in the discretion of the CO Committee.

    However, as described above, under employment arrangements with all of our named executive officers, other than our CEO, payment of two times the annual target bonus award for the full fiscal year is guaranteed if termination of employment occurs without cause or for good reason following a change in control and such award would not be prorated for the length of employment during the fiscal year. In the case of our CEO, payment of two times the annual target bonus award for the full fiscal year is guaranteed in successive fiscal years if termination of employment occurs without cause, for constructive termination or our notice of non-renewal within 12 months following a change in control.

1999 Stock Option Plan and Omnibus Plan

    Upon termination of employment of any named executive officer, all options and unvested shares of restricted stock granted to such person under our 1999 Stock Option Plan and our Omnibus Plan are forfeited with respect to any shares not then vested, except that vesting is accelerated in full for terminations due to death, disability or (with respect to nonqualified stock option and restricted stock awards under the Omnibus Plan) retirement at the age of 55, after 10 years of service. In addition, upon the occurrence of a change in control, all outstanding unvested options and shares of restricted stock will automatically vest in full whether or not the executive’s employment is subsequently terminated.

Other Benefits

    Other benefits that we provide each of our named executive officers upon termination of employment include a payment for any vacation days the named executive officer has not used during the fiscal year. Under each of their employment agreements, the named executive officers are entitled to the greater of the annual vacation grant under our vacation policy applicable to all employees (up to 20 days) or the following minimum number of vacation days each calendar year: Mr. Marks (15), Mr. Paci (20), Mr. Bell (22), Ms. Anderson (21) and Mr. Williams (20).  Subject to applicable state law, unused vacation days may not be carried over from year to year.

Mr. Sodini’s Retirement

    On April 22, 2009, we entered into a separation agreement with Mr. Sodini in connection with his retirement and resignation.  Subject to his compliance with certain restrictive covenants and the execution and non-revocation of a release of claims, he will be entitled to receive a separation package valued at $2,594,943 which breaks down as follows:
•	payment of $64,230 of accrued vacation benefits (20 days);
•	payment of $989,663 for his annual bonus for 2009;
•	payment for reasonable and customary relocation expenses estimated to be about $260,000;
•	a separation payment of $1,252,500 equal to 18 months of his current base salary and
•
unless or until Mr. Sodini obtains comparable group health insurance coverage from a subsequent employer, then, during the Severance Period: (i) to the extent Mr. Sodini elects COBRA continuation coverage with respect to the Company’s group health insurance plan, reimbursement for any amounts paid by him for COBRA premiums; and (ii) participation in a plan substantially similar to the Company’s Executive Medical Reimbursement Plan in which he currently participates.  Reimbursement expenses for these benefits are estimated to be $28,600.

Additionally, upon Mr. Sodini’s retirement, consistent with his award agreements, 143,750 stock options awarded under the Omnibus Plan became fully vested and exercisable and all restrictions on Mr. Sodini’s 43,000 shares of restricted stock lapsed and such shares became fully vested.

Estimated Amounts Payable upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination of employment or change in control, or both. These estimates are based on the assumption that the various triggering events occurred on September 24, 2009, the last day of fiscal 2009.

We have noted below other material assumptions used in calculating the estimated payments under each triggering event. The actual amounts that would be paid to a named executive officer upon termination of employment can only be determined at the time an actual triggering event occurs.

Potential Payments Upon Termination or Change in Control

	Triggering
Name	Event (1)	Severance	Bonus (2)	Equity (3)	Health (4)	Other (5)	Total

Frank G. Paci	Death/Disability	$246,400	$378,154	$257,120	$0	$37,908	$919,582
	For Cause	$0	$0	$0	$0	$0	$0
	Voluntary	$0	$0	$0	$0	$37,908	$37,908
	Retirement	$0	$0	$0	$0	$37,908	$37,908
	Without Cause	$492,800	$0	$0	$17,401	$37,908	$548,109
	Change in Control	$985,600	$492,800	$257,120	$34,803	$37,908	$1,808,231

Keith S. Bell	Death/Disability	$150,800	$235,842	$194,447	$0	$25,520	$609,609
	For Cause	$0	$0	$0	$0	$0	$0
	Voluntary	$0	$0	$0	$0	$25,520	$25,520
	Retirement	$0	$0	$0	$0	$25,520	$25,520
	Without Cause	$301,600	$0	$0	$17,401	$25,520	$344,521
	Change in Control	$603,200	$301,600	$194,447	$34,803	$25,520	$1,159,570

Melissa H. Anderson	Death/Disability	$145,750	$226,819	$194,447	$0	$23,544	$590,560
	For Cause	$0	$0	$0	$0	$0	$0
	Voluntary	$0	$0	$0	$0	$23,544	$23,544
	Retirement	$0	$0	$0	$0	$23,544	$23,544
	Without Cause	$291,500	$0	$0	$5,352	$23,544	$320,396
	Change in Control	$583,000	$291,500	$194,447	$10,704	$23,544	$1,103,195

R. Brad Williams	Death/Disability	$145,600	$212,393	$166,292	$0	$22,400	$546,685
	For Cause	$0	$0	$0	$0	$0	$0
	Voluntary	$0	$0	$0	$0	$22,400	$22,400
	Retirement	$0	$0	$0	$0	$22,400	$22,400
	Without Cause	$291,200	$0	$0	$17,401	$22,400	$331,001
	Change in Control	$582,400	$291,200	$166,292	$34,803	$22,400	$1,097,095

(1)
The triggering event is termination from employment as described in the preceding section except that, in the case of a change in control, the triggering event is termination without cause or for good reason (as defined) following a change in control (double trigger) for all elements except equity (as the value of accelerated vesting occurs upon a change in control regardless of whether employment is terminated).

(2)
In the event of termination due to death or disability, the named executive officer may receive a prorated incentive at the discretion of the CO Committee; the values shown in this column are the actual payments made under the plan for fiscal 2009. In the event of termination following a change in control, the named executive officer may receive an amount equal to two times the named executive officer's target bonus for the year in which termination occurs; the values shown represent the payments that could have been made under our annual incentive plan assuming that the target had been met for all four performance measures.

(3)
Values shown represent the estimated cash payment each named executive officer would have received for his or her unvested shares of restricted stock, calculated based on the following assumptions:  (a) a triggering event occurred as of September 24, 2009, accelerating the vesting of each named executive officer’s unvested equity; and (b) each named executive officer sold or otherwise surrendered the resulting shares for consideration in an amount equal to $16.07 per share, which was the closing price of our stock on the Nasdaq Global Select Market on September 24, 2009.  No value was included for the exercise of stock options as the exercise prices of the outstanding stock option awards are above the closing price.

(4)
Values are based on expenses related to the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA").  The expenses are based on the coverage and premium rates in force on September 24, 2009.

(5)	Other includes vacation payable at termination for each named executive officer and assumes that each named executive officer had not used any vacation days as of September 24, 2009.

Director Compensation

Summary of Director Compensation Program

Directors who are also employed by us are not separately compensated for their service on our Board. Independent directors are compensated for service as members of our Board through a combination of a quarterly retainer, cash meeting fees and equity grants in the form of options to purchase our common stock, restricted stock and/or restricted stock units. During fiscal 2009, all of our directors other than Mr. Sodini were independent directors and received such payments and equity grants.

Quarterly Retainer and Cash Meeting Fees. Independent directors receive a $7,500 quarterly retainer. They also receive $2,500 for each Board meeting they attend in person or by approved video conference ($1,250 if attendance is telephonic), $1,000 for each committee meeting they attend in person or by approved video conference ($500 if attendance is telephonic). Members of our executive committee receive a $2,500 quarterly retainer in lieu of committee meeting fees for service on the executive committee.  Our committee chairs are paid an additional quarterly retainer as follows:  Audit Committee chairman and CO Committee chairman -- $3,750; Corporate Governance and Nominating Committee chairman -- $2,500.  Additionally, in fiscal 2009, our lead director received a quarterly retainer of $7,500.

Equity Grants.  Upon election to our Board, and upon re-election to the Board each year, each independent director will receive an equity grant of stock options, restricted stock, restricted stock units (“RSUs”) or a combination thereof valued at $70,000.  A new independent director who is appointed to serve less than a full term will have the aggregate value of his or her initial equity grant prorated accordingly.  The stock options vest in full on the first anniversary of the grant date, have a term of seven years and are granted with an exercise price equal to the fair market value of our common stock on the date of the grant.  The restrictions on the restricted stock and RSUs lapse on the first anniversary of the grant date.  The vesting of the stock options and lapsing of restrictions on the restricted stock and RSUs are conditioned on service as a participating member of the Board, which includes attending at least three meetings per year.

Other. Each of our directors is also covered by director and officer liability insurance; has entered into an indemnification agreement with us that entitles him or her to, among other things, indemnification to the fullest extent permitted by law for amounts incurred in any action or proceeding on account of services provided as a director (subject to certain exceptions); and is entitled to reimbursement for reasonable out-of-pocket expenses in connection with attendance at Board or committee meetings.

Changes in fiscal 2010.  In September 2009, our Board amended our director compensation program, effective September 25, 2009.  The amendment resulted from a change in the structure of the Board.  Mr. Holman, an independent director, was elected Chairman of the Board, which eliminated the need for a lead director.  The amended director compensation program provides for our independent non-executive Chairman to receive an additional quarterly retainer of $18,750.  Additionally, the non-executive Chairman is not eligible to receive fees for service on a committee of the Board, whether as Chairman of the committee or as a member, or for attendance at committee meetings.  Additionally, the Board formed the Finance and Investment Committee in January 2010.  Members of the Finance and Investment Committee will receive the standard fees for committee meeting attendance, and the Chairperson of the Finance and Investment Committee will receive an additional quarterly retainer of $2,500.

Director Stock Ownership Guidelines.  In January 2009, our Board adopted guidelines that require our independent directors to own shares of common stock valued at three times the annual cash retainer paid to him or her, excluding fees paid for services on our executive committee or as a committee chair. Each independent director will have five years from March 17, 2009 or the date he or she joined the board of directors, whichever is later, to comply with the ownership guidelines.

Summary of Cash and Certain Other Compensation

The following table summarizes the annual and long-term compensation of each of our independent directors who served during fiscal 2009.

Director Compensation for Fiscal 2009

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)	($)

Robert F. Bernstock	$68,750	$37,916	$49,133	$0	$155,799
Paul L. Brunswick	$87,750	$37,916	$46,084	$0	$171,750
Wilfred A. Finnegan	$113,250	$37,916	$68,283	$0	$219,449
Edwin J. Holman	$132,250	$37,916	$49,133	$0	$219,299
Terry L. McElroy	$79,000	$37,916	$54,187	$0	$171,103
Mark D. Miles	$69,000	$37,916	$49,910	$0	$156,826
Bryan E. Monkhouse	$69,750	$37,916	$46,084	$0	$153,750
Thomas M. Murnane	$190,000	$37,916	$92,167	$0	$320,083
Maria C. Richter	$73,500	$37,916	$68,283	$0	$179,699

(1)
In fiscal 2009, the Board formed an ad hoc committee, the Search Committee, to oversee our search for a new CEO. The Search Committee was comprised of Messrs. Murnane (Chairman), Holman, Finnegan, McElroy and Miles. The Committee identified, evaluated and interviewed national candidates to assume the role of our CEO. To compensate the members of the Search Committee for work performed in locating a new CEO, the Board formed a Fee Committee comprised of Mr. Brunswick (Chairman), Mr. Monkhouse and Ms. Richter. The Fee Committee approved compensation to members of the Search Committee reflecting their various responsibilities on the Committee as follows: Mr. Murnane -- $75,000; Messrs. Holman and Finnegan -- $30,000; and Messrs. Miles and McElroy -- $3,500. The Search Committee and the Fee Committee were each disbanded at the completion of their respective duties.

(2)
Amounts listed do not reflect compensation actually received by the director. Instead, the amounts represent the amount of compensation expense we recognized in fiscal 2009 in accordance with FAS 123R, disregarding any adjustments for forfeiture assumptions .The restricted stock awards made on March 17, 2009 were made under our Omnibus Plan and valued using the closing price of our common stock as reported by NASDAQ on that date. The full grant date fair value of each restricted stock award made on March 17, 2009 was $69,998, computed in accordance with FAS 123R. These restricted stock awards vest in one calendar year on March 17, 2010.

(3)
Amounts listed do not reflect compensation actually received by the director. Instead, the amounts represent the amount of compensation expense we recognized in fiscal 2009 in accordance with FAS 123R, disregarding any adjustments for forfeiture assumptions. Fiscal 2009 compensation expense includes expense amounts related to grants made prior to fiscal 2008. There were no nonqualified stock options awarded in fiscal 2009. These award values have been determined based on certain assumptions, which are described in Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2009, Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2008 and with respect to options granted during fiscal 2007, Note 15 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2007.

Outstanding Director Equity Awards as of September 24, 2009

The following table sets forth information with respect to outstanding restricted stock and the unexercised options held by our non-employee directors at the end of fiscal 2009.

		Option Awards (1)				Stock Awards (2)
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock that	Stock that
		Options	Options	Exercise	Expiration	have not	have not
	Grant	(#)	(#)	Price	Date	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)		(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Robert F. Bernstock	10/26/05	10,000		$35.76	10/26/12
	03/30/06	5,000		$62.03	03/30/13
	05/09/07	3,333	1,667	$45.05	05/09/14
	03/27/08	1,666	3,334	$21.84	03/27/15
	03/17/09					4,263	$68,506

Paul L. Brunswick	07/23/03	3,334		$8.09	07/23/10
	03/31/04	5,000		$19.95	03/31/11
	03/29/05	5,000		$30.48	03/29/12
	03/30/06	5,000		$62.03	03/30/13
	05/09/07	3,333	1,667	$45.05	05/09/14
	03/27/08	1,666	3,334	$21.84	03/27/15
	03/17/09					4,263	$68,506

Wilfred A. Finnegan	07/05/06	10,000		$56.61	07/05/13
	05/09/07	3,333	1,667	$45.05	05/09/14
	03/27/08	1,666	3,334	$21.84	03/27/15
	03/17/09					4,263	$68,506

Edward J. Holman	10/26/05	10,000		$35.76	10/26/12
	03/30/06	5,000		$62.03	03/30/13
	05/09/07	3,333	1,667	$45.05	05/09/14
	03/27/08	1,666	3,334	$21.84	03/27/15
	03/17/09					4,263	$68,506

Terry L. McElroy	03/01/06	10,000		$58.79	03/01/13
	05/09/07	3,333	1,667	$45.05	05/09/14
	03/27/08	1,666	3,334	$21.84	03/27/15
	03/17/09					4,263	$68,506

Mark D. Miles	01/24/06	10,000		$58.31	01/24/13
	05/09/07	3,333	1,667	$45.05	05/09/14
	03/27/08	1,666	3,334	$21.84	03/27/15
	03/17/09					4,263	$68,506

Bryan E. Monkhouse	12/15/04	6,667		$27.89	12/15/11
	03/29/05	5,000		$30.48	03/29/12
	03/30/06	5,000		$62.03	03/30/13
	05/09/07	3,333	1,667	$45.05	05/09/14
	03/27/08	1,666	3,334	$21.84	03/27/15
	03/17/09					4,263	$68,506

Thomas M. Murnane	03/31/04	5,000		$19.95	03/31/11
	03/29/05	5,000		$30.48	03/29/12
	03/30/06	10,000		$62.03	03/30/13
	05/09/07	6,666	3,334	$45.05	05/09/14
	03/27/08	3,333	6,667	$21.84	03/27/15
	03/17/09					4,263	$68,506

Maria C. Richter	07/05/06	10,000		$56.61	07/05/13
	05/09/07	3,333	1,667	$45.05	05/09/14
	03/27/08	1,666	3,334	$21.84	03/27/15
	03/17/09					4,263	$68,506

(1)
The options listed were granted under either our 1999 Plan or our Omnibus Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment except in cases of death or termination due to a long-term disability. Options may be exercised to purchase vested shares only. Vesting is the same for each optionee and options vest in three equal installments of one-third on each of the first, second and third anniversaries of the Grant Date.

(2)	The stock listed was granted under our Omnibus Plan. Shares of restricted stock will fully vest on the first anniversary of the grant date.

Equity Compensation Plan Information

We maintain our 1999 Plan and our Omnibus Plan pursuant to which we may grant equity awards to eligible persons. The following table sets forth aggregate information regarding such plans as of September 24, 2009:

	(a)	(b)	(c)
Number of Securities
Available for Future
	Number of Securities		Issuance Under Equity
	to be Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding Securities Reflected
Plan Category	Outstanding Options	Outstanding Options	in Column (a)) (1)
Equity compensation plans approved by security holders	1,367,540	$32.04	1,864,154
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,367,540	$32.04	1,864,154

(1)
No future awards may be granted under our 1999 Plan. Our Omnibus Plan permits the award of cash incentives and equity incentive grants covering 2.4 million shares of our common stock, plus shares subject to outstanding options under our 1999 Plan that are forfeited or that otherwise cease to be outstanding after March 29, 2007 other than by reason of their having been exercised for, or settled in, vested and nonforfeitable shares.

Compensation Committee Interlocks and Insider Participation

Edwin J. Holman (Chairperson), Robert F. Bernstock, Terry L. McElroy and Mark D. Miles served on our CO Committee during fiscal 2009. None of these individuals has ever served as an officer or employee of us or any of our subsidiaries, nor were they involved in any related person transaction during fiscal 2009. No interlocking relationships exist between our Board or CO Committee and the board of directors or compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of Paul L. Brunswick (Chairperson), Wilfred A. Finnegan, Bryan E. Monkhouse and Thomas M. Murnane and operates under a written charter (a copy of which is posted on our website at www.thepantry.com). The general role of the Audit Committee is to assist our Board in overseeing our accounting and financial reporting processes and the audit of our financial statements.

In the performance of its oversight function, the Audit Committee has met and held discussions with management, who represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.  Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed their independence with the independent registered public accounting firm. In connection with such review and discussions, the Audit Committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2009 by Deloitte & Touche LLP to us is compatible with maintaining the independent registered public accounting firm’s independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Management is responsible for our internal control over financial reporting and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including our system of internal control over financial reporting and the preparation of our consolidated financial statements, and members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. The Audit Committee also hires and sets the compensation for our independent registered public accounting firm.

The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s charter, the Audit Committee recommended to our Board that our audited consolidated financial statements for the fiscal year ended September 24, 2009, be included in our Annual Report on Form 10-K filed with the SEC. The Audit Committee also retained Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year.

Submitted by our Audit Committee
Paul L. Brunswick (Chairperson)
Wilfred A. Finnegan
Bryan E. Monkhouse
Thomas M. Murnane

TRANSACTIONS WITH AFFILIATES

Our Board recognizes that related person transactions can present potential or actual conflicts of interest, and may appear to be motivated by interests other than the best interests of our company and its stockholders.  Notwithstanding these considerations, our Board also recognizes that there are situations where related person transactions may be in the best interests of our company and its stockholders.  Accordingly, our Board has delegated to our Audit Committee, pursuant to the terms of its charter and NASDAQ Listing Rules, the authority to review and approve all related person transactions.  The Audit Committee charter defines a “related person transaction” as a transaction required to be disclosed pursuant to Item 404 of Regulation S-K.  The Audit Committee will review all relevant information available to it about the related party transaction, and will consider, among other things, whether the related person transaction is, under all of the circumstances, in the best interests of our company and its stockholders.  During fiscal 2009, the Audit Committee did not approve any related person transactions.

PROPOSAL 2:    RATIFICATION OF APPOINTMENT
OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee is solely responsible for selecting our independent registered public accounting firm. The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010. Although stockholder approval is not required to appoint Deloitte & Touche LLP as our independent registered public accounting firm, we believe that submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “For” this proposal.

During fiscal 2009, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

The audit report of Deloitte & Touche LLP on our consolidated financial statements for fiscal 2009 and fiscal 2008 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

A representative of Deloitte & Touche LLP will be present at the annual meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents aggregate fees billed (or expected to be billed) for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for the audits of our annual consolidated financial statements for fiscal 2009 and fiscal 2008, and aggregate fees billed (or expected to be billed) for other services rendered by the Deloitte Entities during the same periods.

	Fiscal 2009	Fiscal 2008
Audit Fees (a)	$1,652,550	$1,940,513
Audit-Related Fees (b)	54,858	97,756
Tax Fees (c)	125,764	168,704
All Other Fees (d)	35,829	33,030
Total	$1,869,001	$2,240,003

(a)	Audit Fees relating to fiscal 2009 and 2008 consisted of fees for:

•	Audit of our annual financial statements

•	Reviews of our quarterly financial statements

•	Comfort letters, consents and other services related to SEC matters

(b)	Audit-Related Fees relating to fiscal 2009 and 2008 consisted of fees for:

•	Financial accounting and reporting consultations

•	Employee benefit plan audits

•	Agreed-upon procedures engagements

(c)	Tax Fees relating to fiscal 2009 and 2008 consisted of fees for tax compliance and tax planning and advice:

•
Fees for tax compliance services totaled $72,500 and $168,704 in fiscal 2009 and fiscal 2008, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

•	Federal, state and local income tax return assistance

•	Assistance with income tax provisions

•	Assistance with fiscal 2005 and 2006 tax audits and appeals

•
Fees for tax planning and advice services totaled $53,264 and $-0- in fiscal 2009 and fiscal 2008, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted primarily of reviews of bonus plan and depreciable asset tax lives. Assistance with fiscal 2005 and 2006 tax audits and appeals

(d)	All Other Fees for fiscal 2009 and fiscal 2008 includes fees for all other permitted services, which consisted of:

•	Human capital advisory services

•	Risk consulting services

In considering the nature of services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provisions of independent audit services. The Audit Committee discussed these services with the Deloitte Entities and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Policy for Approval of Audit and Non-audit Services.    The Audit Committee has adopted, and the Board has ratified, a Policy Regarding the Approval of Audit and Non-audit Services Provided by the Independent Auditor (the “Approval Policy”), which describes the procedures and the conditions pursuant to which the Audit Committee may grant general pre-approval for services proposed to be performed by our independent registered public accounting firm.

All services provided by our independent registered public accounting firm, both audit and non-audit, must be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more designated member(s) of the Audit Committee, who satisfies the definition of “independent director” under applicable NASDAQ Listing Rules (the “Designated Member”), the authority to grant pre-approvals of “permitted services” (which are defined as those that are not specifically prohibited by the Approval Policy), or classes of permitted services, to be provided by the independent registered public accounting firm. The Approval Policy describes the types of classes of permitted services (e.g., annual audit services or tax consulting services) that may be pre-approved by the Audit Committee or a Designated Member. The pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. The decisions of the Designated Member to pre-approve a permitted service are required to be reported to the Audit Committee at its regularly scheduled meetings. All audit and non-audit services provided by our independent registered public accounting firm during fiscal 2009 and fiscal 2008 were pre-approved by or on behalf of our Audit Committee.

In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee (or the Designated Member) will consider, among other things, whether such service is consistent with maintaining the independence of the independent registered public accounting firm. The Audit Committee (or the Designated Member) will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service to us and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

Our Board recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP for fiscal year 2010.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and 10% beneficial owners to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the report forms that were filed, we believe that during fiscal 2009 our officers, directors and 10% beneficial owners complied with all filing requirements applicable to them.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

Any proposals which stockholders intend to present for a vote of stockholders at the 2011 annual meeting of stockholders and which such stockholders desire to have included in our Proxy Statement and form of proxy relating to that meeting must be sent to our principal executive offices, marked to the attention of our Secretary, and received by us at such offices on or before September 24, 2010, which is 120 calendar days prior to the anniversary of the date of this Proxy Statement. Our determination of whether we will oppose inclusion of any proposal in our Proxy Statement and form of proxy will be made on a case-by-case basis in accordance with our judgment and the rules and regulations promulgated by the SEC. Proposals received after September 24, 2010, will not be considered for inclusion in our proxy materials for our 2011 annual meeting of stockholders.

In addition, if a stockholder intends to present a matter for a vote at the 2011 annual meeting of stockholders, the stockholder must give advance notice to us determined in accordance with our Bylaws. To be timely, a stockholder’s notice must be received by our Secretary at our principal executive offices between November 16, 2010 and December 16, 2010, which is not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of this year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us) (the “Bylaw Proposal Window”). Additionally, if the number of directors to be elected is increased and there is no public announcement by us naming nominees at least 100 days prior to the first anniversary of this year’s annual meeting, a stockholder’s notice will be considered timely if delivered not later than the close of business on the tenth day following the date of the announcement.

Each such stockholder’s notice must set forth certain additional information as specified in our Bylaws, including without limitation:

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as to each person whom the stockholder proposes to nominate for election as a director, information relating to such person required to be disclosed in solicitations of proxies for elections of directors, the background and qualification of such person, and a written and signed statement that such person is not and will not become party to any voting commitment that has not been disclosed to us or could limit or interfere with such person’s fiduciary duties if elected, is not and will not become party to any compensation, reimbursement or indemnification agreement with any person other than us and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

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as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business.

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the name and record address of the stockholder, the class and number of shares of our capital stock that are beneficially owned by the stockholder, any derivative instrument or instrument convertible into shares of the company’s common stock, any arrangement pursuant to which such stockholder has a right to vote any shares of the company’s common stock, any short interest in our securities, any rights to dividends separable from the underlying shares, any interest in shares or derivative instruments held by a partnership in which the stockholder is or holds an interest in the general partner, any performance-related fees that such stockholder is entitled to based on increase or decrease in value of our shares, and

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a representation that the stockholder is a holder of record entitled to vote at the annual meeting, the stockholder plans to attend the meeting and whether the stockholder intends to deliver a proxy statement or otherwise solicit proxies from stockholders.

Finally, if a stockholder gives notice of a proposal after the Bylaw Proposal Window,  our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2011 annual meeting of stockholders.

We have not been notified by any stockholder of his or her intent to present a proposal from the floor at this year’s annual meeting of stockholders. The proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting of stockholders, including any stockholder proposals properly presented to us within the Bylaw Proposal Window for this year’s annual meeting of stockholders.

MISCELLANEOUS

Stockholders Sharing the Same Last Name and Address

Only one Annual Report and Proxy Statement or Notice, as applicable, may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  We will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement or Notice, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered.  Requests for additional copies should be directed to our Secretary, by mail addressed to The Pantry, Inc., P.O. Box 8019, 305 Gregson Drive, Cary, North Carolina 27512-9998 or by telephone at (919) 774-6700.  Stockholders sharing an address and currently receiving a single copy may contact our Secretary as described above to request that separate copies of our Annual Report and Proxy Statement be delivered in future years.  Stockholders sharing an address and currently receiving multiple copies may request delivery of a single copy in future years by contacting our Secretary as described above.

Availability of Annual Report on Form 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 24, 2009, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC WILL BE FURNISHED ON WRITTEN REQUEST, WITHOUT CHARGE, TO ANY STOCKHOLDER. SUCH REQUESTS SHOULD BE ADDRESSED TO BERRY EPLEY, VICE PRESIDENT AND CORPORATE CONTROLLER, THE PANTRY, INC., P.O. BOX 8019, 305 GREGSON DRIVE, CARY, NORTH CAROLINA 27512-9998 ((919) 774-6700).

Costs of Soliciting Proxies

We will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. We have retained Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902 to assist in the consultation and preparation in connection with the proxy solicitation, as well as the actual proxy solicitation. We estimate that the aggregate fees paid to Morrow & Co., LLC, will be $4,000. We have also retained Broadridge Financial Solutions, Inc. (“Broadridge”) to aid in the search for stockholders and the delivery of proxy materials, maintain the Internet website where we will make our proxy materials available, establish and operate an online and telephonic voting platform and process and tabulate all votes. We estimate that the aggregate fees, excluding costs for postage and envelopes, to be paid to Broadridge will be $23,500. In addition, as part of the services provided to us as our transfer agent, American Stock Transfer & Trust Company will assist us in identifying recordholders.

Directions to Our Annual Meeting at The Umstead Hotel and Spa, Cary, North Carolina

From Durham or points West, including RDU Airport, take I-40 East toward Raleigh. Take exit 287 (North Harrison Avenue) and turn right onto North Harrison Avenue. At your first traffic light turn left onto SAS Campus Drive. Woodland Pond is the first road on your left.

From Raleigh or points East take I-40 West toward Durham/Chapel Hill. Take exit 287 (North Harrison Avenue) and turn left onto North Harrison Avenue. At the second traffic light turn left onto SAS Campus Drive. Woodland Pond is the first road on your left.

If you need additional directions, please call 1-800-476-7574, and we will be glad to direct you to the annual meeting location.

By Order of the Board of Directors

Frank G. Paci
Executive Vice President, Chief Financial Officer and Secretary

Cary, North Carolina

Appendix A

THE PANTRY, INC. 305 Gregson Drive Cary, NC 27511
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on March 15, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 15, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:		KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------	----------------------------	--------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:			0	0	0

1.	Election of Directors
	Nominees
01	Terrance M. Marks	02	Robert F. Bernstock	03	Paul L. Brunswick	04	Wilfred A. Finnegan	05	Edwin J. Holman
06	Terry L. McElroy	07	Mark D. Miles	08	Bryan E. Monkhouse	09	Thomas M. Murnane	10	Maria C. Richter

	The Board of Directors recommends that you vote FOR the following proposals:

							For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the company and its subsidiaries for the fiscal year ending September 30, 2010.						0	0	0

Please sign your name exactly as it appears on this card.  When signing for a corporation, partnership, limited liability company or other legal entity, or as a agent, attorney, trustee, executor, administrator, or guardian, please indicate the capacity in which you are signing.  In the case of joint tenants, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The  Notice and Proxy  Statement  and  Annual Report  are  available  at www.proxyvote.com.

THE PANTRY, INC. Annual Meeting of Stockholders March 16, 2010 10:00AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Terrance M. Marks and Frank G. Paci as proxies, each with the full power of substitution to represent the undersigned and to vote all of the shares of stock in The Pantry, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, March 16, 2010 at 10:00 a.m. Eastern Time, at The Umstead Hotel and Spa, 5 SAS Campus Drive, 100 Woodland Pond, Cary, North Carolina 27513, and any adjournments thereof.

Shares represented by this proxy will be voted as directed on the reverse side. Unless a contrary direction is indicated, the shares will be voted FOR election of the director nominees listed on the reverse side, and FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending September 30, 2010, and, in the discretion of the persons acting pursuant to this proxy, on any other matters that properly come before the Annual Meeting or any adjournments thereof, all as more specifically set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

By signing the proxy, a stockholder will also be authorizing the proxyholder to vote in his discretion regarding any procedural motions that may come before the Annual Meeting. For example, this authority could be used to adjourn the meeting if the Company believes it is desirable to do so. Adjournment or other procedural matters could be used to obtain more time before a vote is taken in order to solicit additional proxies or to provide additional information to stockholders. The Company has no current plans to adjourn the Annual Meeting, but would attempt to do so if the Company believes that adjournment would promote stockholder interests.

THE BOARD FAVORS A VOTE "FOR" THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED

PLEASE MARK, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

(continued and to be signed on the reverse side)